                                                                   Exhibit 10.1

Certain portions marked by asterisks have been omitted subject to a confidential treatment request and filed separately with the Securities & Exchange Commission.

                                                                 Execution Copy

           AMENDED AND RESTATED REVENUE INTERESTS ASSIGNMENT AGREEMENT

                          Dated as of February 26, 2003

                                      among

                                   ORCEL LLC,
                                  as Assignor,

                            ORTEC INTERNATIONAL INC.

                                       and

                  PAUL CAPITAL ROYALTY ACQUISITION FUND, L.P.,
                                   as Assignee

                               Table of Contents

                                                                           Page
                                                                           ----
ARTICLE I DEFINITIONS.........................................................1

   Section 1.01 Definitions...................................................1

ARTICLE II PURCHASE AND SALE OF ASSIGNED INTERESTS...........................19

   Section 2.01 Purchase and Sale............................................19
   Section 2.02 Payments in Respect of the Assigned Interest.................19
   Section 2.03 Purchase Price...............................................22
   Section 2.04 No Assumed Obligations.......................................22

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ASSIGNOR AND ORTEC.............23

   Section 3.01 Organization.................................................23
   Section 3.02 Corporate Authorization......................................23
   Section 3.03 Governmental Authorization...................................23
   Section 3.04 Ownership....................................................24
   Section 3.05 Financial Statements.........................................24
   Section 3.06 No Undisclosed Liabilities...................................25
   Section 3.07 Solvency.....................................................25
   Section 3.08 Litigation...................................................25
   Section 3.09 Compliance with Laws.........................................26
   Section 3.10 Conflicts....................................................26
   Section 3.11 Material Contracts...........................................27
   Section 3.12 Intellectual Property........................................27
   Section 3.13 Regulatory Approval..........................................28
   Section 3.14 Transfer of Intellectual Property Rights.....................28
   Section 3.15 Subordination................................................28
   Section 3.16 Place of Business............................................28
   Section 3.17 Broker's Fees................................................28
   Section 3.18 Other Information............................................29
   Section 3.19 Distribution Agreements and License Agreements...............29
   Section 3.20 Insurance....................................................31
   Section 3.21 Accuracy of Reports..........................................31
   Section 3.22 Organizational Documents of Assignor.........................32
   Section 3.23 Additional Capital...........................................32
   Section 3.24 Secured Creditors............................................32
   Section 3.25 Compliance with Requirements of Sarbanes-Oxley Act of 2002...32

                               Table of Contents

                                  (Continued)

                                                                            Page
                                                                            ----
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ASSIGNEE........................32

   Section 4.01 Organization.................................................32
   Section 4.02 Authorization................................................33
   Section 4.03 Broker's Fees................................................33
   Section 4.04 Conflicts....................................................33
   Section 4.05 Consents.....................................................33

ARTICLE V COVENANTS..........................................................33

   Section 5.01 Consents and Waivers.........................................34
   Section 5.02 Access; Books and Records....................................34
   Section 5.03 Material Contracts...........................................35
   Section 5.04 Confidentiality; Public Announcement.........................35
   Section 5.05 Right of First Refusal.......................................36
   Section 5.06 Quarterly Reports............................................37
   Section 5.07 Purchase Options.............................................38
   Section 5.08 Security Agreements..........................................39
   Section 5.09 Best Efforts; Further Assurance..............................40
   Section 5.10 Remittance to Lockbox Account................................41
   Section 5.11 Additional Covenants of Assignor and Ortec...................43
   Section 5.12 Future Agreements............................................53
   Section 5.13 Licensing Agreement..........................................54
   Section 5.14 Guarantee....................................................54
   Section 5.15 Financial Statements.........................................57
   Section 5.16 Legal Opinion Fees...........................................57

ARTICLE VI THE CLOSING; CONDITIONS TO CLOSING AND FUNDING....................57

   Section 6.01 Closings.....................................................57
   Section 6.02 Conditions Applicable to Assignee............................58
   Section 6.03 Conditions Applicable to Assignor............................61
   Section 6.04 Conditions to Donor Site Closing.............................62
   Section 6.05 Funding Termination Event....................................62

ARTICLE VII TERMINATION......................................................63

   Section 7.01 Termination Date.............................................63
   Section 7.02 Effect of Termination........................................63

                               Table of Contents

                                  (Continued)

                                                                            Page
                                                                            ----
ARTICLE VIII MISCELLANEOUS...................................................63

   Section 8.01 Survival.....................................................63
   Section 8.02 Specific Performance.........................................64
   Section 8.03 Notices......................................................64
   Section 8.04 Schedules....................................................66
   Section 8.05 Successors and Assigns.......................................66
   Section 8.06 Indemnification..............................................66
   Section 8.07 Expenses.....................................................68
   Section 8.08 Independent Nature of Relationship...........................68
   Section 8.09 Entire Agreement.............................................68
   Section 8.10 Amendments; No Waivers.......................................69
   Section 8.11 Interpretation...............................................69
   Section 8.12 Headings and Captions........................................69
   Section 8.13 Counterparts; Effectiveness..................................69
   Section 8.14 Severability.................................................70
   Section 8.15 Governing Law; Jurisdiction..................................70
   Section 8.16 Appointment of Authorized Agent..............................71
   Section 8.17 Waiver of Jury Trial.........................................71
   Section 8.18 Amendments...................................................71

                             EXHIBITS AND SCHEDULES

EXHIBITS
--------
Exhibit A             Projected Net Sales
Exhibit B             2000, 2001 and 2002 Financial Statements of Assignor
Exhibit C             Form of Bill of Sale
Exhibit D             Form of Security Agreement
Exhibit E(i)(A)       Form of Legal Opinion of Special Counsel to Assignee
Exhibit E(i)(B)       Form of Legal Opinion of Counsel to Assignor
Exhibit E(ii)         Form of Legal Opinion of Patent Counsel to Assignor
Exhibit F             LLC Agreement of Assignor
Exhibit G             Certificate of Formation of Assignor
Exhibit H             Form of Management and Licensing Agreement
Exhibit I             Form of Ortec Security Agreement
Exhibit J             Form of Ortec Pledge Agreement
Exhibit K             Form of Assignment Agreement
Exhibit L             Form of Trademark Assignment Agreement
Exhibit M             Form of Patent Assignment Agreement
Exhibit N             Form of Exclusive License Agreement

SCHEDULES
---------
Schedule A            CCS Technology
Schedule 3.02         Corporate Authorization
Schedule 3.04         Ownership
Schedule 3.08         Litigation
Schedule 3.09         Compliance with Laws
Schedule 3.12(a)      List of Patents and Trademarks Owned by Assignor
Schedule 3.12(b)      Intellectual Property (Agreements)
Schedule 3.12(c)      Intellectual Property (Violations of Agreements)
Schedule 3.12(e)      Intellectual Property (Title)
Schedule 3.12(f)      Existing Distribution Agreements (Authority)
Schedule 3.12(g)      Intellectual Property (Unpaid Fees)
Schedule 3.12(h)      Material Non-Compliance with Applicable Patent Office
                      Duties of Candor and Good Faith
Schedule 3.12(i)      Intellectual Property (Payments)
Schedule 3.12(j)      Right to Payments
Schedule 3.12(k)      Claims and Proceedings Relating to Patents and
                      Intellectual Property
Schedule 3.12(l)      Governmental Investigations
Schedule 3.13(a)      Regulatory Approval
Schedule 3.13(b)      Status of FDA Applications

Schedule 3.16         Place of Business of Assignor and Ortec
Schedule 3.18         Other Information
Schedule 3.19(a)      Effectiveness of Distribution Agreements and License
                      Agreements
Schedule 3.19(b)      Correspondence Regarding Distribution Agreements and
                      License Agreements
Schedule 3.19(b)(v)   Payments Required to be Made Under Distribution
                      Agreements and License Agreements
Schedule 3.20         Insurance Policies
Schedule 3.24         Secured Creditors
Schedule 5.11(o)      List of Approved Licensees
Schedule 5.11(p)      List of Collagen Suppliers
Schedule 5.11(q)      List of Positions to be Filled
Schedule 5.11 (cc)    List of Approved Marketing Partners
Schedule 6.02(g)      List of Filing Offices

                              AMENDED AND RESTATED
                     REVENUE INTERESTS ASSIGNMENT AGREEMENT

          AMENDED AND RESTATED REVENUE INTERESTS ASSIGNMENT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement") is made and entered into as of February 26, 2003 by and among ORTEC INTERNATIONAL INC., a Delaware corporation ("Ortec"), ORCEL LLC, a Delaware limited liability company and wholly-owned subsidiary of Ortec ("Assignor"), and PAUL CAPITAL ROYALTY ACQUISITION FUND, L.P., a Delaware limited partnership ("Assignee").

                              W I T N E S S E T H:

     WHEREAS, Assignor, Ortec and Assignee are parties to that certain Revenue Interests Assignment Agreement, dated as of August 29, 2001, as amended by that Amendment and Agreement dated as of December 19, 2001, and as further amended by that Amendment No. 2 and Agreement dated as of January 15, 2002 (the "Original RIA Agreement"), pursuant to which, among other things, Assignor sold, assigned, conveyed and transferred to Assignee, and Assignee purchased from Assignor, the Assigned Interests (as hereinafter defined) upon the terms and subject to the conditions set forth therein; and

     WHEREAS, Assignor, Ortec and Assignee now wish to amend and restate the Original RIA Agreement in its entirety to eliminate certain provisions relating to the purchase by Assignee of additional Assigned Interests and reflect certain matters as have been agreed to among the parties as hereinafter provided; and

     WHEREAS, the execution of this Agreement is a condition to the purchase by Assignee of shares of Ortec's Senior Convertible Preferred Stock pursuant to the Second Series B Purchase Agreement (as hereinafter defined).

          NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.01 Definitions.

          The following terms, as used herein, shall have the following meanings:

          "Advance Payments" shall mean for the calendar year ending December 31, 2003, the first $0.6 million received by Assignor in respect of annual Net Sales (including payments under License Agreements and Distribution Agreements); for the calendar year ending December 31, 2004, the first $1.0 million received by Assignor in respect of annual Net Sales (including payments under any License Agreements or Distribution Agreements); and for each subsequent calendar year thereafter through the year ending December 31, 2011, the first $7.5 million received by Assignor in respect of annual Net Sales (including payments under License Agreements or Distribution Agreements).

          "Advance Payment Amounts" shall have the meaning set forth in Section 2.02(a).

          "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

          "Aggregate Purchase Price" shall mean the Closing Date Purchase Price Payment and the Tranche I(b) Payment, or any portions thereof, if and when such payments are made.

          "Agreement" shall have the meaning set forth in the first paragraph hereof.

          "Agreement to Amend" shall mean the Agreement to Amend the Revenue Interests Assignment Agreement dated as of February 26, 2003 among Ortec, the Assignor and the Assignee.

          "Applicable Percentage" shall mean, as of any date of determination,
(a) with respect to annual Net Sales of up to $100 million, the product of (i) 5.0% and (ii) the Funded Percentage; and (b) with respect to annual Net Sales in excess of $100 million, the product of (i) 3.0% and (ii) the Funded Percentage.

          "Assigned Interests" shall mean the Initial Assigned Interests and the Donor Site Assigned Interests, or any portion thereof, as applicable.

          "Assigned Interests Closings" shall mean the Closing and the Donor Site Closing, or any portions thereof, as applicable.

          "Assigned Interests Closing Payment" shall mean the Closing Purchase Price Payment and the Tranche I(b) Payment, or any portions thereof, as applicable.

          "Assignee" shall have the meaning set forth in the first paragraph hereof.

          "Assignee Concentration Account" shall mean a segregated account established for the benefit of Assignee and maintained at the Lockbox Bank pursuant to the terms of the Lockbox Agreement and this Agreement. Assignee Concentration Account shall be the account into which the funds held in the Joint Concentration Account which are payable to Assignee pursuant to this Agreement are swept by the Lockbox Bank in accordance with the terms of this Agreement and the Lockbox Agreement.

          "Assignee Director" shall have the meaning set forth in Section 5.11(gg).

          "Assignee Indemnified Party" shall have the meaning set forth in
Section 8.06(a).

          "Assignee Observer" shall have the meaning set forth in Section 5.11(hh).

          "Assignee Option Repurchase" shall have the meaning set forth in
Section 5.07(a).

          "Assignee's Account" shall mean an account maintained by Assignee at any financial institution and designated in writing by Assignee to Assignor, as Assignee may so designate from time to time.

          "Assignee's Consultants" shall mean, collectively, Assignee's employees, officers, directors, agents or other authorized representatives.

          "Assignment Documents" shall mean collectively, the Assignment Agreement, the Trademark Assignment Agreement and the Patent Assignment Agreements, each dated as of August 29, 2001 by and between Ortec and Assignor providing for, among other things, the assignment of the Revenue Interests, Patents, Patent applications, trademarks and other unregistered Intellectual Property, as applicable, to Assignor by Ortec, the form of each of which is attached as Exhibits K-M.

          "Assignor" shall have the meaning set forth in the first paragraph hereof.

          "Assignor Concentration Account" shall mean a segregated account established and maintained at the Lockbox Bank pursuant to the terms of the Lockbox Agreement and this Agreement. Assignor Concentration Account shall be the account into which the funds remaining in the Joint Concentration Account after payment therefrom of the amounts payable to Assignee pursuant to this Agreement are swept in accordance with the terms of this Agreement.

          "Assignor Indemnified Party" shall have the meaning set forth in
Section 8.06(b).

          "Assignor Option Repurchase" shall have the meaning set forth in
Section 5.07(c).

          "Assignor Option Repurchase Price" shall have the meaning set forth in
Section 5.07(b).

          "Assignor's Account" shall have the meaning set forth in Section 2.03(a).

          "Audit Costs" shall mean, with respect to any audit of the books and records of Assignor with respect to amounts payable or paid under this Agreement or any License Party Audit, the cost of such audit, including, without limitation, all fees, costs and expenses incurred in connection therewith.

          "Audit Reports" shall mean, with respect to a License Party Audit, any and all reports, findings and other written information related to such License Party Audit.

          "Bankruptcy Event" shall mean:

               (i) Ortec or Assignor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its respective debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets, or Assignor or Ortec shall make a general assignment for the benefit of its respective creditors; or

               (ii) there shall be commenced against Assignor or Ortec any case, proceeding or other action of a nature referred to in clause
                    (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment, and (B) remains undismissed, undischarged or unbonded for a period of forty-five (45) days; or

               (iii) there shall be commenced against Assignor or Ortec any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty-five (45) days from the entry thereof; or

               (iv) Assignor or Ortec shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above of this definition of "Bankruptcy Event";

               (v) Assignor or Ortec shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its respective debts as they become due; or

               (vi) Assignor or Ortec shall be Insolvent.

          "Bill of Sale" shall mean each Bill of Sale pursuant to which Assignor shall assign to Assignee all of its rights and interests in and to the Assigned Interests purchased hereunder, which Bill of Sale shall be substantially in the form of Exhibit C.

          "Business Day" shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

          "Call Option Event" shall mean any one of the following events:

          (i) any Change of Control (other than a Change in Control described in clause (iii) of the definition thereof); or

          (ii) the Transfer by Assignor or Ortec of all or a substantial majority of the Products (other than pursuant to any Distribution Agreements, License Agreements and Future Agreements).

          Notwithstanding clause (ii) of this definition of "Call Option Event" to the contrary, in the event of a Transfer of any part of the Other Interests in accordance with Section 5.05, then such Transfer under such clause (ii) above shall not constitute a Call Option Event.

          "CCS Technology" shall mean the proprietary technology set forth and described on Schedule A hereto.

          "Certificate of Formation" shall mean the certificate of formation of Assignor, dated as of August 16, 2001, a copy of which is attached hereto as Exhibit G.

          "Change of Control" shall mean:

               (i) any Person (other than Assignor, Ortec, any trustee or other fiduciary holding securities under an employee benefit plan of Assignor, Ortec or any Affiliate thereof or any controlling member of Assignor or controlling stockholder of Ortec on the date hereof) that becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of either Assignor or Ortec representing more than 50% of the combined voting power of Assignor's or Ortec's, as the case may be, then outstanding securities eligible to vote generally in the election of directors; or

               (ii) Assignor's members or Ortec's stockholders approve a merger or consolidation of Assignor or Ortec, as applicable, with any other Person, other than a merger or consolidation which would result in either Assignor's or Ortec's voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of Assignor's or Ortec's, as the case may be voting securities or such surviving entity's voting securities outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of either Assignor or Ortec (or similar transaction) in which no Person acquires more than 50% of the combined voting power of Assignor's or Ortec's, as the case may be, then outstanding securities shall in no way constitute a Purchase Option Event; or

               (iii) during any period of two consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of Ortec or the Management Committee of Assignor (together with any new directors or managers, as applicable (other than a director or manager designated by a Person who has entered into an agreement with Assignor or Ortec to effect a transaction described in clause (i) or (ii) of this definition of "Change of Control"), whose election by such Board of Directors or Management Committee or nomination for election by Assignor's members or Ortec's stockholders, as applicable, was approved by a vote of a majority of the directors or managers, as applicable, then still in office who either were directors or managers, as applicable, at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Management Committee of Assignor or the Board of Directors of Ortec then in office.

          "Closing" shall have the meaning set forth in Section 6.01.

          "Closing Date" shall mean August 29, 2001.

          "Closing Purchase Price Payment" shall have the meaning set forth in
Section 2.04(a)(i).

          "Collateral" shall have the meaning set forth in the Security
Agreement.

          "Confidential Information" shall mean, as it relates to Assignor, Ortec and the Products, the CCS Technology, know-how, trade secrets, confidential business information, financial data and other like information (including ideas, research and development, know-how, formulas, schematics, compositions, technical data, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material. Notwithstanding the foregoing definition, Confidential Information shall not include information already in the public domain at the time such information is disclosed.

          "Daily Amount" shall have the meaning set forth in Section 2.02(c)(i).

          "Deposit Accounts" shall mean, collectively, the Lockbox Account, the Joint Concentration Account, Assignor Concentration Account and Assignee Concentration Account, each established and maintained pursuant to the Lockbox Agreement.

          "Diabetic Ulcer Approval" shall mean receipt by Ortec or Assignor of all necessary permissions, without limitation, from the FDA relating to the sale of Products in the United States for use in the indication of diabetic ulcers (labeling and use/indication no less broad than has been presented to Assignee by Ortec or Assignor as part of its and consistent with its Projected Net Sales).

          "Diabetic Ulcer Approval Date" shall mean the date of receipt of the Diabetic Ulcer Approval.

          "Discrepancy Notice" shall have the meaning set forth in Section 2.02(l).

          "Distribution Agreement" shall mean any existing or future agreement pursuant to which Ortec or any affiliate or agent of Ortec agrees to market or sell the Products, whether to end-users, for redistribution by the purchaser thereof, or otherwise, or to license distribution of the Products or the use of the CCS Technology.

          "Distribution Party" shall mean any person that enters into a Distribution Agreement with Ortec or any affiliate of Ortec.

          "Dollars" or "US$" shall mean the freely transferable lawful money of the United States.

          "Donor Site Approval" shall mean receipt by Ortec or Assignor of all necessary permissions, without limitation, from the FDA relating to the sale of Products in the United States for use in the indication of donor site treatment for burns, without limitation, and that the labeling, packaging inserts and/or promotional materials for the donor site indication will include the statistical information presented by Ortec to the FDA panel in July 2001 comparing the utility of the Products utilizing the donor site indication (including OrCel(R)) versus BioBrane(R) (whether or not identified by name).

          "Donor Site Assigned Interests" shall mean the right to receive amounts payable to Assignor equal to the Applicable Percentage of Net Sales with respect to those Assigned Interests acquired pursuant to Section 2.01(a)(ii).

          "Donor Site Closing" shall have the meaning set forth in Section 6.01(b)(i).

          "Excluded Cash Interest Payments" shall have the meaning set forth in
Section 5.11(kk).

          "Existing Distribution Agreement" shall mean each Distribution Agreement in existence on the date hereof or as of any date as of which a representation or warranty herein is deemed made or remade, as applicable.

          "Existing License Agreement" shall mean each License Agreement in existence on the date hereof or as of any date as of which a representation or warranty herein is deemed made or remade, as applicable.

          "Existing Lockbox Agreement" shall mean the Lockbox Agreement dated as of February 28, 2002, among JP Morgan Chase Bank, Ortec, Assignor and Assignee, as amended, supplemented or modified from time to time.

          "Excluded Liabilities and Obligations" shall have the meaning set forth in Section 2.04.

          "Exclusive License Agreement" shall mean the Exclusive License Agreement dated as of August 29, 2001 by and between Ortec and Assignor, in the form attached hereto as Exhibit N.

          "FDA" shall mean the United States Food and Drug Administration.

          "Financial Statements" shall mean (i) the consolidated balance sheet of Ortec and its subsidiaries at December 31, 2000, December 31, 2001 and September 30, 2002 and the related consolidated statements of operations and cash flows and the consolidated statements of changes in stockholders' equity of Ortec and its subsidiaries audited for the years ended December 31, 2000 and December 31, 2001 and unaudited for the nine months ended September 30, 2002, and the accompanying footnotes thereto, copies of which are attached hereto as Exhibit B.

          "Fiscal Year" shall mean the calendar year, except that for 2001 Fiscal Year shall mean from the Closing Date through December 31, 2001.

          "Funded Percentage" shall mean from and after the date of each Assigned Interests Closing until the occurrence of the next Assigned Interests Closing, if any, the aggregate amount of monies paid by Assignee to Assignor pursuant to Section 2.03(a), divided by $15 million.

          "Funding Termination Event" shall mean:

               (i)  a Bankruptcy Event shall have occurred;

               (ii) if (A) any representation, warranty or certification made by either Assignor or Ortec in any of the Transaction Documents or in any certificate at any time given by either Assignor or Ortec in writing pursuant hereto or thereto or in connection herewith or therewith shall be inaccurate on the date as of which it was made or deemed made, and such inaccuracy would, individually or in the aggregate with other inaccuracies on the part of Assignor or Ortec, as the case may be, reasonably be expected to have a Material Adverse Effect or (B) there has occurred a breach of or default under any term, covenant, or agreement under any Transaction Document by either Assignor or Ortec, which would, individually or in the aggregate with other breaches on the part of Assignor or Ortec, as the case may be, reasonably be expected to have a Material Adverse Effect, and such false representation, warranty or certification or breach or default, as the case may be, if capable of cure, has not been cured within thirty (30) days following receipt by Assignor or Ortec, as applicable, from Assignee of notice of such false representation, warranty or certification or breach or default, as the case may be and requesting that the same be cured; or

               (iii) an exercise by Assignee of its option pursuant to Section
                    5.07(a).

          "Future Agreement" shall mean any distribution, licensing or similar agreement entered into by Ortec with any other Person after the date hereof relating to the marketing and/or sale of any of the Products, as the same may be amended, supplemented or otherwise modified from time to time, including any amendments, supplements or modifications to any Existing Distribution Agreement or any Existing License Agreement that relate to the Products.

          "GAAP" shall mean generally accepted accounting principles in the United States in effect from time to time.

          "Government Authority" means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether federal, state or local (domestic or foreign), including, without limitation, the U.S. Patent and

Trademark Office, the FDA, the U.S. National Institute of Health or any other government authority located in North America.

          "Guaranteed Obligations" shall have the meaning in Section 5.14(a).

          "Indications" shall have the meaning set forth in Section 5.11(m).

          "Initial Applicable Percentage" shall mean the Applicable Percentage in effect immediately following the Closing.

          "Initial Assigned Interests" shall mean the right to receive amounts payable to Assignor equal to the Initial Applicable Percentage of the Net Sales with respect to those Assigned Interests acquired pursuant to Section 2.01(a)(i).

          "Insolvent" shall mean, with respect to Assignor or Ortec, as applicable, a financial condition such that the sum of Assignor's or Ortec's respective debts (excluding the obligation of Assignor to make payments in respect of the Assigned Interests pursuant to this Agreement, including pursuant to Section 5.07) is greater than the fair market value of Assignor's or Ortec's property, respectively. Notwithstanding the foregoing, the parties acknowledge and agree that neither Ortec nor Assignor shall be deemed to be Insolvent for purposes of determining whether a Purchase Option Event has occurred under
Section 5.07(a), until (x) a date that is not later than six (6) months following the Closing Date, or, if the date of the Donor Site Approval occurs within six (6) months following the Closing Date, then (y) a date that is not later than six (6) months following the Donor Site Closing, but in no event shall the date referred to in this subclause (y) be later than the first anniversary of the Closing Date.

          "Intellectual Property" shall mean, relating solely to the CCS Technology and the Products, all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent rights, patent applications and invention disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, all registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith, and copyrights and all applications and registrations for any of the foregoing, and all Confidential Information.

          "Joint Concentration Account" shall mean a segregated account established for the benefit of Assignor and Assignee and maintained at the Lockbox Bank pursuant to the terms of the Lockbox Agreement and this Agreement. The Joint Concentration Account shall be the account into which the Lockbox Bank sweeps the funds held in the Lockbox Account.

          "Knowledge" shall mean, with respect to Assignor and/or Ortec, as applicable, the actual knowledge of an officer or representative of such Person relating to a particular matter. Notwithstanding the foregoing, an officer or representative of Assignor, Ortec or any affiliate thereof charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities, such officer or representative should have known of such matter.

          "Letter of Intent" shall mean the letter dated June 26, 2001 between Paul Capital Partners and Ortec, as amended on July 27, 2001 and as the same may be amended to the date hereof.

          "LLC Agreement" shall mean the limited liability company agreement of Assignor dated as of August 29, 2001, as amended, supplemented or modified from time to time, a true and correct copy of which is attached as Exhibit F.

          "License Agreement" shall mean any existing or future distribution, co-promotion, manufacturing, marketing or partnering agreements entered into by Ortec relating to the Products and/or the CCS Technology pursuant to which Ortec or any affiliate of Ortec grants a license in the CCS Technology.

          "Licensees" shall mean, collectively, the licensees under the License Agreements; each a "Licensee".

          "License Party Audit" shall have the meaning set forth in Section 5.12(d).

          "Liens" shall mean all liens, encumbrances, security interests, mortgages or charges of any kind.

          "Lockbox Account" shall mean collectively, any lockbox and segregated lockbox account established and maintained at the Lockbox Bank pursuant to a Lockbox Agreement and this Agreement. The Lockbox Account shall be the account into which all payments made in respect of the sale of the Products are to be remitted.

          "Lockbox Agreement" shall mean any agreement entered into by a Lockbox Bank, Assignor and Assignee, as amended, modified or supplemented from time to time, in form and substance reasonably satisfactory to the parties thereto, pursuant to which, among other things, the Lockbox Account, the Joint Concentration Account, Assignee Concentration Account and Assignor Concentration Account shall be established and maintained.

          "Lockbox Bank" shall mean such bank or financial institution approved by each of Assignee and Assignor and a party to any Lockbox Agreement.

          "Losses" shall mean collectively, any and all claims, damages, losses, judgments, liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding).

          "Management Agreement" shall mean the Management and Licensing Agreement dated as of August 29, 2001 by and between Ortec and Assignor, as amended, supplemented or modified from time to time, providing for, among other things, a license in the Intellectual Property to Ortec by Assignor to manufacture, use, sell, market, license and distribute the Products and the rights relating to Ortec's ability to enter into manufacturing, licensing and distribution agreements with third parties to sell, market, license and distribute the Products, a true and correct copy of which is attached as Exhibit H.

          "Material Adverse Change" shall mean, with respect to Assignor and/or Ortec, as applicable, a material adverse change in the business, operations, assets or financial condition of the Assignor and/or Ortec, taken as a whole, or any other change in the business, operations, assets or financial condition of Assignor or Ortec, taken as a whole, after the date hereof a reasonably foreseeable consequence of which would be a Material Adverse Effect.

          "Material Adverse Effect" shall mean (i) a Material Adverse Change,
(ii) a materially adverse effect on the validity or enforceability of any of the Transaction Documents, (iii) a material adverse effect on the ability of the Assignor or Ortec to perform any of its obligations under any of the Transaction Documents, (iv) a material adverse effect on the business, operations, assets or financial condition of Assignor or Ortec or on the ability of Assignor or Ortec to consummate the transactions contemplated by any of the Transaction Documents,
(v) a material adverse effect on the rights or remedies of Assignee under any of the Transaction Documents, (vi) a material adverse effect on the right of Ortec or Assignor to receive any payments payable under any Distribution Agreement or License Agreement or any other rights and remedies of Ortec or Assignor under any Distribution Agreement or License Agreement, (vii) a material adverse effect on the right of Assignee to receive the Assigned Interests or the Applicable Percentage of Net Sales or (viii) a material adverse effect on the Assigned Interests taken as a whole, including, without limitation, any material adverse effect on the Products or the ability of the Assignor to manufacture, distribute, market and/or sell the Products or on the level of anticipated Net Sales.

          "Material Contracts" shall mean any contract, agreement or other arrangement to which either Assignor or Ortec is a party or any of Assignor's or Ortec's respective assets or properties are bound or committed (other than the Transaction Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

          "North America" shall mean the United States (including any territories thereof), Canada and Mexico.

          "Net Sales" shall mean, for any period of determination, the aggregate North American sales revenues of the Products during such period, in finished packaged form as invoiced by Ortec, Distribution Parties, Licensees or others to end-users of the Products less, to the extent they relate to North American sales only, (i) customary cash, trade discounts and rebates actually granted or paid but only if and to the extent the same are in accordance with sound business practices and not in excess of customary industry standards (but in no event shall such rebate be more than three (3) percent of Net Sales in any year), (ii) allowances and adjustments actually credited to customers for Products that are spoiled, damaged, outdated, obsolete, returned or otherwise recalled (excluding a significant recall of any Product by a Government Authority in North America) but only if and to the extent the same are in accordance with sound business practices and not in excess of customary industry standards [***], (iii) allowances and adjustments actually credited to customers for a significant recall of any Product by a Government Authority in North America, (iv) charges included as part of the aggregate sales for freight, postage, shipping and insurance charges, to the extent invoiced, (v) taxes, duties or other governmental charges when included in the invoice, and (vi) with respect to Reformulated Products that contain or otherwise combine Products with one or more other components, an amount equal to the aggregate sales of such Products during such period, as invoiced to customers, Distribution Parties or Licensees, as applicable, multiplied by the Revenue Adjustment Factor and (vii) any uncollected accounts written off during the applicable Fiscal Year [***]; provided, however, that Net Sales shall not be reduced and no charges shall be made against any future Net Sales for any "freezers" or other similar equipment that Ortec or any Licensee or Distribution Party may provide to doctors or wound centers, as applicable.

          "Notice of Election" shall have the meaning set forth in Section 5.05(b).

          "Obligations" shall mean any and all obligations of Assignor or Ortec under this Agreement and the other Transaction Documents.

          "Offered Interests" shall have the meaning set forth in Section
5.05(a).

          "Original RIA Agreement" shall have the meaning set forth in the recitals hereof.

          "Ortec" shall have the meaning set forth in the first paragraph hereof.

          "Ortec Security Agreement" shall mean the Security Agreement dated as of August 29, 2001 by and between Assignor and Ortec, as amended, supplemented or modified from time to time, providing for, among other things, the grant by Ortec in favor of Assignor of a valid continuing, perfected lien on and security interest in, the Distribution Agreements, the License Agreements and the other collateral described therein.

          "Other Interests" shall have the meaning set forth in Section 5.05(a).

          "Owned Intellectual Property" shall have the meaning set forth in
Section 3.12(d).

          "Patent Office" shall mean the respective patent office (foreign or domestic) for any Patent.

          "Patents" shall mean, relating solely to the sales of the Products in North America and/or the CCS Technology and not any other products of Assignor, Ortec or its Affiliates, all patents, patent applications and patent disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof relating to the Products and/or the CCS Technology, composition of matter, formulation, or methods of manufacture or use thereof, including, without limitation, those identified in
Schedule 3.12(a).

          "Person" means an individual, corporation, partnership, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

          "Pledge Agreement" shall mean the Pledge Agreement dated as of the date hereof by and between Ortec and Assignee, as amended, supplemented or modified from time to time, providing for, among other things, the grant by Ortec in favor of Assignee of its membership interest in Assignor as security for Ortec's guarantee of Assignor's Obligations hereunder and Ortec's Obligations hereunder.

          "PMA" shall mean Pre-Marketing Application.

          "Products" shall mean any article, composition apparatus, substance, chemical, material, method, process or service constituting epidermal/dermal replacement products that utilizes the CCS Technology including without limitation OrCel(R) or any other Reformulated Products.

          "Projected Net Sales" shall mean, with respect to any Fiscal Year during the Revenue Interest Period, the North American net sales of the Products projected by Assignor for such Fiscal Year, as set forth in Exhibit A hereto.

          "Proposed Transfer" shall have the meaning set forth in Section
5.05(a).

          "Purchase Option Exercise Period" shall have the meaning set forth in
Section 5.07(a).

          "Purchase Option Event" shall mean any one of the following events:

               (i)  any Change of Control;

               (ii) the Transfer by either Assignor or Ortec of all or
                    substantially all of its respective consolidated assets;

               (iii) the Transfer by either Assignor or Ortec of all or any part of its respective interests in the Products (other than pursuant to any Distribution Agreements, License Agreements and Future Agreements);

               (iv) a ruling, decision, finding, or other judicial action that constitutes or causes a Material Adverse Effect, or any judgments, liabilities, damages, losses, or claims resulting from such proceedings, to the extent not covered by insurance (or with respect to which issuer of such insurance policy or policies disputes such coverage), exceeding in the aggregate 30% of Assignor's and Ortec's cash and cash equivalents and short term investment account balances as of the date such judgments, liabilities, damages, losses or claims are paid or at any time while such may be outstanding;

               (v) the occurrence of any event that has a material adverse effect on the ability of Assignor to perform its obligations under Section 5.07 to repurchase the Assigned Interests;

               (vi) the acceleration of the obligations of Ortec or Assignor or the exercise of remedies by a secured lender under any secured financing of indebtedness for borrowed money in excess of $2.5 million between Ortec or Assignor, as applicable, and a third party lender;

               (vii) a Funding Termination Event shall have occurred; or

               (viii) the occurrence of a redemption by Ortec of any shares of its Series B Preferred Stock for cash pursuant to Section 8 of the Series B Certificate of Designation or otherwise.

Notwithstanding clause (iii) of this definition of "Purchase Option Event" to the contrary, in the event of a Transfer of any part of the Other Interests in accordance with Section 5.05, then such Transfer under such clause (iii) above shall not constitute a Purchase Option Event. For the avoidance of doubt, a redemption by Ortec of any shares of its Series B Preferred Stock for Common Stock of Ortec (rather than cash) shall not be deemed to be a Purchase Option Event under such clause (viii) above.

          "Put Option Exercise Price" shall mean an amount which, after taking into account all other cash inflows derived from the Assigned Interests actually received by Assignee therefor hereunder, and taking into account the timing and the amount of the cash outflows in the form of an Assigned Interest Closing Payment, will result in such cash flows yielding a 30% internal rate of return on investment to Assignee, but in no event shall such amount be less than $1.00.

          "Quarterly Report" shall mean, with respect to the relevant fiscal quarter of Assignor, (i) a report showing all payments made by Assignor to Assignee under this Agreement during such quarter and showing in detail the basis for the calculation of such payments, (ii) a reconciliation of such report referred to in clause (i) above to all information and data deliverable to Ortec by the parties to any Distribution Agreements, Future Agreements and/or License Agreements, together with relevant supporting documentation and (iii) such additional information as Assignee may reasonably request.

          "Reformulated Product" shall mean a (i) subsequent or second generation version of a Product that represents an improvement, enhancement, refinement or modification of an existing Product, (ii) a product that incorporates, contains or combines a Product with any other component or components that is intended to have the effect of replacing skin (epidermis and/or dermis) loss or improving the efficacy of the Products in replacing skin loss and is based upon the CCS Technology and (iii) a product that may be used for the same or similar indications as any Products including, without limitation, EB, donor sites, venous ulcers and diabetic ulcers.

          "Registered Intellectual Property" shall have the meaning set forth in
Section 3.12(a).

          "Regulatory Agency" shall mean a regulatory agency with responsibility for the approval of the marketing and sale of drugs in any country.

          "Repurchase Event" shall have the meaning set forth in Section
5.07(d).

          "Repurchase Period" shall have the meaning set forth in Section
5.07(a).

          "Repurchase Price" shall have the meaning set forth in Section
5.07(a).

          "Revenue Adjustment Factor" shall mean, with respect to any Reformulated Product, a fraction the numerator of which is the invoice price of the related Product, if sold separately, and the denominator of which is the sum of (x) the invoice price of the related Product, if sold separately, and (y) the total invoice price of any other components of such Reformulated Product, if sold separately. If the Product or other components of the Reformulated Product are not sold separately then the parties hereto will discuss and mutually agree on the appropriate values of the active and other components of the Reformulated Product.

          "Revenue Interest Period" shall mean the period from and including August 29, 2001 through and including December 31, 2011, unless earlier terminated in accordance with the terms of this Agreement.

          "Revenue Interests" shall mean, (a) with respect to any Distribution Agreements other than License Agreements, all of Ortec's or Assignor's rights to receive payments in respect of sales of the Products, whether to end-users or Distribution Parties (whether such sales are made directly or through Licensees), (b) with respect to License Agreements, all of Ortec's or Assignor's rights under such License Agreements, including, without limitation, rights to receive payments in respect of sale of the Products and
(c) otherwise, all of Ortec's or Assignor's rights, however derived, including, without limitation pursuant to the Management Agreement, the right to receive payments in respect of sales of the Products.

          "Second Series B Purchase Agreement" shall mean the Series B Convertible Preferred Stock Purchase Agreement, dated February 26, 2003, by and among Ortec and those purchasers listed on Exhibit A thereto.

          "Security Agreement" shall mean the Security Agreement, dated as of August 29, 2001 (as the same may be amended, supplemented or otherwise modified from time to time), by and between Assignor and Assignee providing for, among other things, the grant by Assignor in favor of Assignee of a valid, continuing, perfected lien on and security interest in, the Assigned Interests and the other Collateral described therein.

          "Series B Certificate of Designation" shall mean the Amended and Restated Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock of Ortec filed with the Secretary of State of the State of Delaware on or about November 12, 2002.

          "Series B Preferred Stock" shall mean the Series B Convertible Preferred Stock of Ortec.

          "Series B Purchase Agreement" shall mean the Series B Convertible Preferred Stock Purchase Agreement, dated November 13, 2002, by and among Ortec and those purchasers listed on Exhibit A thereto.

          "Shellef Claim" shall have the meaning set forth in Section 3.08(b).

          "Term" shall mean the term of this Agreement, which shall commence on the date hereof and terminate on the earlier of (i) December 31, 2011 and (ii) the consummation of a Repurchase Event.

          "Tranche I(b) Payment" shall have the meaning set forth in Section 2.03(a).

          "Transaction Documents" shall mean, collectively, this Agreement, the Bills of Sale, the Assignment Documents, the Security Agreement, the Ortec Security Agreement, the Pledge Agreement, the Management Agreement, the Exclusive License Agreement, the LLC Agreement, the Existing Lockbox Agreement, the Agreement to Amend, the Series B Purchase Agreement, the Second Series B Purchase Agreement and any Lockbox Agreement (as each such agreement may be amended, supplemented or otherwise modified from time to time). For purposes of the representations and warranties contained in Article III, the term Transaction Documents shall not include the Lockbox Agreement and any Assignment Document that is not dated the date hereof and executed by Assignor, Ortec and/or Assignee and delivered on the Closing Date until such documents are executed and delivered.

          "Transfer" or "Transferred" shall mean any sale, conveyance, assignment, disposition or transfer.

          "Transfer Notice" shall have the meaning set forth in Section 5.05(a).

          "True-Up Amount" shall have the meaning set forth in Section 2.02(c)(ii).

          "True-Up Date" for any fiscal quarter shall mean the 20th day following the end of each such fiscal quarter of Assignor, unless such date is not a Business Day in which case the applicable date will be the immediately succeeding Business Day.

          "United States" shall mean the United States of America.

          "UCC" shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

          "Venous Ulcer Approval" shall mean receipt by Ortec or Assignor of all necessary permissions, without limitation, from the FDA relating to the sale of Products in the United States for use in the indication of venous stasis ulcers (labeling and use/indication no less broad than has been presented to Assignee by Ortec or Assignor as part of its and consistent with its Projected Net Sales).

          "Venous Ulcer Approval Date" shall mean the date of receipt of the Venous Ulcer Approval.

          "Weighted Average Applicable Percentage" shall mean, with respect to any Fiscal Year, the product of (x) the average Applicable Percentage, as modified pursuant to Sections 2.02 (d), (e) and (f), for such Fiscal Year weighted on the basis of the number of days during such Fiscal Year that each Assigned Interests Closing Payment is outstanding times (y) the amount of Net Sales during such Fiscal Year against which such Applicable Percentage was applied in calculating amounts payable pursuant to Sections 2.02(c).

                                   ARTICLE II

                     PURCHASE AND SALE OF ASSIGNED INTERESTS

          Section 2.01 Purchase and Sale.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, Assignor agrees to sell, assign, transfer and convey to Assignee, and Assignee agrees to purchase from Assignor, free and clear of all Liens (except those Liens created in favor of Assignee pursuant to the Security Agreement and any other Transaction Document), all of Assignor's rights and interests in and to the following Assigned Interests subject to the conditions set forth in
Article VI:

               (i) the Initial Assigned Interests on the Closing Date; and

               (ii) the Donor Site Assigned Interests on the date of the Donor Site Closing to be held within fifteen (15) Business Days following the satisfaction of the conditions precedent set forth in Section 6.04(a).

Assignee's ownership interest in each of the Assigned Interests so acquired shall vest immediately upon Assignor's receipt of the payment for such Assigned Interests pursuant to Section 2.03(a) and simultaneously therewith the Initial Applicable Percentage or the Applicable Percentage, as applicable, shall be adjusted to reflect the acquisition by Assignee of such Assigned Interests.

          Section 2.02 Payments in Respect of the Assigned Interest.

          (a) Assignee shall be entitled to receive the Advance Payments for the calendar year ending December 31, 2003 and for each calendar year thereafter during the Revenue Interest Period. Proceeds from the sale of Products in the amount of the Advance Payments which are received from time to time in the Lockbox Account (the "Advance Payment Amounts") shall be swept from the Joint Concentration Account into the Assignee Concentration Account on a daily basis pursuant to Section 5.10.

          (b) Following the payments to Assignee pursuant to subsection (a) above for the calendar year ending December 31, 2003 and for each calendar year thereafter during the Revenue Interest Period, Assignor shall be entitled to retain a portion of Net Sales equal to (x) the quotient of the Advance Payment for such calendar year divided by the Applicable Percentage of Net Sales, minus
(y) the Advance Payment for such calendar year;

          (c) Subject to the satisfaction of the provisions of subsections (a) and (b) above, if applicable, Assignee shall be entitled to receive an amount equal to the Applicable Percentage of Net Sales made during the Revenue Interest Period, payable as follows:

               (i) the Applicable Percentage of proceeds from the sale of the Products which are received from time to time in the Lockbox Account which shall be swept from the Joint Concentration Account into Assignee Concentration Account on a daily basis (the "Daily Amount") pursuant to Section 5.10; and

               (ii) in the event that the aggregate of the Daily Amounts received by Assignee during any period commencing on the first day of each Fiscal Year and ending on the last day of a fiscal quarter, taking into account the Advance Payments made in respect of such Fiscal Year and any true-up payment previously made under this Section 2.02(c)(ii) in respect of such Fiscal Year, is less than the Weighted Average Applicable Percentage of Net Sales for such period, then on the applicable True-Up Date, Assignor shall pay to Assignee an amount equal to such difference (the "True-Up Amount"). If any True-Up Amount shall be a negative amount, Assignee shall not be entitled to any such payment. Assignor shall, within five (5) Business Days of receipt of any amounts in respect of any accounts previously written-off for which no Applicable Percentage of Net Sales were paid to Assignee, remit to Assignee the Applicable Percentage (such Applicable Percentage to be based upon the Applicable Percentage at the time that such accounts were written-off) of any such recoveries up to the amount by which prior payments to Assignee were reduced pursuant to the second preceding sentence.

          (d) If, for any Fiscal Year during the Revenue Interest Period, actual Net Sales are less than [***]% of Projected Net Sales, then the Applicable Percentage for any such Fiscal Year shall be multiplied by an upward adjustment factor (an "Upward Adjustment Factor") of [***].

          (e) If, for any Fiscal Year during the Revenue Interest Period, actual Net Sales are less than [***]% but greater than or equal to [***]% of Projected Net Sales, then the Applicable Percentage for any such Fiscal Year shall be multiplied by an Upward Adjustment Factor of [***].

          (f) If, for any Fiscal Year during the Revenue Interest Period, actual Net Sales are less than [***]% but greater than or equal to [***]% of Projected Net Sales, then the Applicable Percentage for any such Fiscal Year shall be multiplied by an Upward Adjustment Factor of [***].

          (g) If, for any Fiscal Year during the Revenue Interest Period, actual Net Sales are greater than [***]% of Projected Net Sales, then Assignee shall remit to Assignor an amount equal to [***]% of the product of (i) the excess of Net Sales for such Fiscal Year over [***]% (up to [***]%) of the Projected Net Sales and (ii) the Weighted Average Applicable Percentage for such Fiscal Year.

          (h) If, for any Fiscal Year during the Revenue Interest Period, actual Net Sales are greater than Projected Net Sales, then Assignee shall remit to Assignor an amount equal to 90% of the product of (i) the excess of Net Sales for such Fiscal Year over the Projected Net Sales and (ii) the Weighted Average Applicable Percentage for such Fiscal Year.

          (i) Any amounts payable pursuant to clauses (d), (e), (f), (g) or (h) of this Section 2.02 shall be remitted by Assignor to Assignee (in the case of clauses (d), (e) or (f)) or by Assignee to Assignor (in the case of clauses (g) or (h)) on the later of sixty (60) days after the end of the Fiscal Year or the receipt of the last outstanding payment payable by any Distribution Party or Licensee for such Fiscal Year. Amounts payable pursuant to clauses (d), (e),
(f), (g) or

(h) of this Section 2.02 shall be in addition to any amounts payable pursuant to
Section 2.02(c) or otherwise under this Agreement.

          (j) If, for any year during the Revenue Interest Period, the sum of
(i) the aggregate Daily Amounts paid to Assignee, (ii) the aggregate True-Up Amounts paid to Assignee, (iii) the aggregate Advance Payments paid to Assignee and (iv) the aggregate amounts paid to Assignee pursuant to Sections 2.02(d),
(e), (f) and (i) exceeds the sum of (x) the Weighted Average Applicable Percentage of Net Sales plus (y) the aggregate amount paid to Assignor pursuant to Sections 2.02(g), (h) and (i), then, within twenty (20) days following Assignee's receipt of Assignor's written notice, together with supporting documentation with respect thereto (which notice shall be given no later than one hundred twenty days (120) after the end of such Fiscal Year), Assignee shall pay Assignor an amount equal to the difference of (A) the sum of the amounts set forth in subclauses (i) through (iv) minus (B) the sum of (x) the Weighted Average Applicable Percentage of Net Sales for such year plus (y) the aggregate amount paid to Assignor pursuant to Sections 2.02(g), (h) and (i).

          (k) If, for any year during the Revenue Interest Period, the sum of
(i) the aggregate Daily Amounts paid to Assignee, (ii) the aggregate True-Up Amounts paid to Assignee, (iii) the aggregate Advance Payments paid to Assignee and (iv) the aggregate amounts paid to Assignee pursuant to Sections 2.02(d),
(e), (f) and (i) is less than the sum of (x) the Weighted Average Applicable Percentage of Net Sales plus (y) the aggregate amount paid to Assignor pursuant to Sections 2.02(g), (h) and (i), then, within twenty (20) days following Assignor's receipt of Assignee's written notice, together with supporting documentation with respect thereto (which notice shall be given no later than one hundred twenty days (120) after the end of such Fiscal Year), Assignor shall pay Assignee an amount equal to the difference of (A) the sum of (x) the Weighted Average Applicable Percentage of Net Sales for such year plus (y) the aggregate amount paid to Assignor pursuant to Sections 2.02(g), (h) and (i) minus (B) the sum of the amounts set forth in subclauses (i) through (iv).

          (l) Any payments, other than from funds paid to Assignee from Assignee Concentration Account pursuant to Section 2.02(c)(ii) above, to be made by Assignor to Assignee hereunder or under any other Transaction Document shall be made by wire transfer of immediately available funds to Assignee's Account.

          (m) Within thirty (30) Business Days following delivery to Assignee by Assignor of the Quarterly Report for the fourth fiscal quarter of each Fiscal Year during the Revenue Interest Period, to the extent that either Assignee or Assignor has determined that there is a discrepancy as to the amounts paid to Assignee hereunder for such Fiscal Year, then the Person who has made such determination may notify the other in writing of such discrepancy indicating in reasonable detail its reasons for such determination (the "Discrepancy Notice"). In the event that either Assignee or Assignor delivers to the other party a Discrepancy Notice, Assignee and Assignor shall meet within ten (10) Business Days (or such other time as mutually agreed by the parties) after the receiving party has received a Discrepancy Notice to resolve in good faith such discrepancy. If the discrepancy has been resolved and, as a result thereof, it is determined that a payment is owing by Assignee to Assignor or by Assignor to Assignee, then the party owing such payment shall promptly pay such payment to the other party. If, within forty-five (45) days after receipt of the Discrepancy Notice, Assignor and Assignee cannot resolve any such discrepancies, then Assignee and Assignor shall promptly instruct their respective firms of independent certified public accountants to select, within five (5) Business Days thereafter, a third nationally recognized accounting firm (the "Independent Accountants"). After offering Assignor and its representatives and Assignee and its representatives the opportunity to present their positions as to the disputed items, which opportunity shall not extend for more than ten
(10) calendar days after the Independent Accountants have been selected, the Independent Accountants shall review the disputed matters and the materials submitted by Assignor and Assignee and, as promptly as practicable, deliver to Assignor and Assignee a statement in writing setting forth its determination of the proper treatment of the discrepancies as to which there was disagreement, and that determination will be final and binding upon the parties hereto without any further right of appeal. All charges of that accounting firm incurred in making that determination will be borne one-half by Assignee and one-half by Assignor.

          Section 2.03 Purchase Price.

          (a) In full consideration for the following Assigned Interests, and subject to the terms and conditions set forth herein, Assignee shall pay to Assignor

               (i) $5.0 million for the Initial Assigned Interests acquired pursuant to Section 2.01(a)(i) (the "Closing Purchase Price Payment"); and

               (ii) $5.0 million for the Donor Site Assigned Interests acquired pursuant to Section 2.01(a)(ii) (the "Tranche I(b) Payment") at the Donor Site Closing.

          Section 2.04 No Assumed Obligations.

          Notwithstanding any provision in this Agreement or any other writing to the contrary, Assignee is acquiring only the Assigned Interests and is not assuming any liability or obligation of Assignor or Ortec of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Distribution Agreement, Future Agreement, License Agreement and any other Transaction Document or otherwise. All such liabilities and obligations shall be retained by and remain obligations and liabilities of Assignor or Ortec (the "Excluded Liabilities and Obligations").

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF ASSIGNOR AND ORTEC

          Assignor and Ortec hereby jointly and severally represent and warrant to Assignee the following:

          Section 3.01 Organization.

          Ortec is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transaction contemplated hereby. Assignor is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transaction contemplated hereby.

          Section 3.02 Corporate Authorization.

          Except as set forth on Schedule 3.02, each of Assignor and Ortec has all necessary power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by each of Assignor and Ortec (to the extent a party thereto) and each of this Agreement and each other Transaction Document to which each of Assignor and Ortec is a party constitutes the valid and binding obligation of Assignor and Ortec, enforceable against Assignor and Ortec in accordance with their respective terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or general equitable principles.

          Section 3.03 Governmental Authorization.

          The execution and delivery by each of Assignor and Ortec of this Agreement and the other Transaction Documents to which it is a party, and the performance by Assignor or Ortec of its respective obligations hereunder and thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Government Authority.

          Section 3.04 Ownership.

          (a) Prior to the date hereof, subject to the terms of the Management Agreement and the Assignment Documents, Ortec has assigned as a capital contribution to Assignor all of its rights, title and interest in and to the Intellectual Property, the CCS Technology, the Products, the Assigned Interests and the Revenue Interests.

          (b) Assignor, immediately prior to the assignment of the Assigned Interests, owns, and is the sole holder of, all the Revenue Interests; and except as set forth Schedule 3.04, Assignor owns, and is the sole holder of, and/or has and holds a valid, enforceable and subsisting license to, all of those other assets that are required to produce or receive any payments from any Distribution Party or payor under and pursuant to, and subject to the terms of the Management Agreement and each of the Distribution Agreements, in each case free and clear of any and all Liens, except those Liens created in favor of Assignee pursuant to the Security Agreement and any other Transaction Document and other than as set forth on Schedule 3.04. Neither Ortec nor Assignor has transferred, sold, or otherwise disposed of, or agreed to transfer, sell, or otherwise dispose of any portion of the Revenue Interests other than as contemplated by this Agreement or the applicable Distribution Agreement. No Person other than Ortec or Assignor has any right to receive the payments payable under any Distribution Agreement other than (a) in respect of the Assigned Interests, Assignee from and after the Closing Date and (b) as set forth on Schedule 3.04. Assignor has the full right to sell, transfer, convey and assign to Assignee all of Assignor's rights and interests in and to the Assigned Interests being sold, transferred, conveyed and assigned to Assignee pursuant to this Agreement without any requirement to obtain the consent of any Person. By the delivery to Assignee of the executed Bill of Sale, Assignor shall transfer, convey and assign to Assignee all of Assignor's rights and interests in and to the Assigned Interests being sold, transferred, conveyed and assigned to Assignee pursuant to this Agreement, free and clear of any Liens, except those Liens created in favor of Assignee pursuant to the Security Agreement and any other Transaction Document. At each Assigned Interests Closing, upon payment of each Assigned Interests Closing Payment by Assignee to Assignor, and upon the delivery of the Bill of Sale to Assignee by Assignor, Assignee shall have acquired good and valid rights and interests of Assignor in and to the Assigned Interests being sold, transferred, conveyed and assigned to Assignee pursuant to this Agreement, free and clear of any and all Liens, except those Liens created in favor of Assignee pursuant to the Security Agreement and any other Transaction Document and other than as set forth on Schedule 3.04.

          Section 3.05 Financial Statements.

          The Financial Statements are complete and accurate in all material respects, were prepared in conformity with GAAP and present fairly in all material respects the financial position and the financial results of Ortec and its subsidiaries as of the dates and for the periods covered thereby. There has been no Material Adverse Change since December 31, 2000 except as created by use of cash in the course of Ortec's business consistent with past practice and

Ortec's business objectives as set forth in Ortec's Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002 as filed with the Securities and Exchange Commission.

          Section 3.06 No Undisclosed Liabilities.

          Except for those liabilities (a) identified in the Financial Statements, and (b) incurred by Ortec in the ordinary course of business since June 30, 2001, there are no material liabilities of Ortec and any of its subsidiaries or Assignor separately of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and there is no condition, situation or set of circumstances which could reasonably be expected to result in such a material liability.

          Section 3.07 Solvency.

          Each of Assignor and Ortec is not insolvent as defined in any federal statute or any statute of the State of New York and the fair market value of each of Assignor's and Ortec's assets is greater than the sum of its debts. Assuming consummation of the transactions contemplated by this Agreement, (a) the present fair saleable value of each of Assignor's and Ortec's assets is greater than the amount required to pay its debts as they become due, (b) neither Assignor nor Ortec has unreasonably small capital with which to engage in its business, and (c) neither Assignor nor Ortec has incurred, or has present plans to or intends to, incur, debts or liabilities beyond its ability to pay such debts or liabilities as they become absolute and matured.

          Section 3.08 Litigation.

          (a) Except as set forth on Schedule 3.08, there is no (a) action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of each of Assignor and Ortec, threatened against either Assignor or Ortec or (b) any governmental inquiry pending or, to the Knowledge of each of Assignor and Ortec, threatened against either Assignor or Ortec, in each case with respect to clauses (a) and (b) above, which, if adversely determined, would question the validity of, or could adversely affect or prevent the consummation of, the transactions contemplated by this Agreement or any of the other Transaction Documents or could reasonably be expected to have a Material Adverse Effect. Other than as set forth on Schedule 3.08, there is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of each of Assignor and Ortec, threatened against any other Person relating to the Products, any Existing Distribution Agreement, any Existing License Agreement, the Intellectual Property, the Revenue Interests or the Assigned Interests.

          (b) The maximum amount of damages, costs and/or expenses for which Ortec could be required to pay out of pocket for any liability incurred by Ortec as a result of the litigation commenced on August 15, 2001 in the U.S. District Court for the Southern District of New York (Complaint No. 01 Civ. 7602) by Dov Shellef, as plaintiff, against Ortec and several members of Ortec's Board of Directors, as defendants (the "Shellef Claim"), will be no greater than $150,000 in the aggregate, which represents the amount of Ortec's retention under its current insurance policies described in Schedule 3.20 and would, together with insurance proceeds, be a sufficient amount to cover the resolution of the claim. To the best of Ortec's Knowledge, it does not expect the Shellef Claim to result in damages, costs and/or expenses for which Ortec could be liable in excess of $340,000 in the aggregate.

          Section 3.09 Compliance with Laws.

          Except as set forth on Schedule 3.09, neither Assignor nor Ortec (a) is in violation of, has violated, or to the Knowledge of each of Assignor and Ortec, is under investigation with respect to, and, (b) has been threatened to be charged with or been given notice of any violation of, with respect to clauses (a) and (b) above, any law, rule, ordinance or regulation, judgment, order or decree entered by any Government Authority applicable to either Assignor or Ortec, the Assigned Interests, the Revenue Interests, any Existing Distribution Agreement or any Existing License Agreement which could reasonably be expected to have a Material Adverse Effect.

          Section 3.10 Conflicts.

          (a) Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule or regulation of any Government Authority, or any judgment, order, writ, decree, permit or license of any Government Authority, to which Assignor or Ortec or any of their respective assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which either Assignor or Ortec is a party or by which Assignor or Ortec or any of their respective assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any respects any provisions of the certificate of incorporation or by-laws (or other organizational or constitutional documents) of Assignor or Ortec; (iii) except for the filing of the UCC-1 financing statements required hereunder, require any notification to, filing with, or consent of, any Person (including, without limitation, any party to any Existing Distribution Agreement, any Existing License Agreement or any licensor of any Intellectual Property to Assignor or Ortec, as applicable) or Government Authority; (iv) constitute a breach of or default under any Existing Distribution Agreement or any Existing License Agreement or give rise to any right of termination, cancellation or acceleration of any right or obligation of Assignor, Ortec or any other Person or to a loss of any benefit relating to the Revenue Interests or Assigned Interests; or (v) result in the creation or imposition of any Lien on (A) the assets or properties of Assignor or Ortec or
(B) the Assigned Interests, Revenue Interests, any of the Existing Distribution Agreements, any Existing License Agreement, or any other Collateral, other than, with respect to clauses (A) and (B) above, pursuant to the Security Agreement.


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

          (b) Neither Assignor nor Ortec has granted, and nor does there exist, any Lien on the Revenue Interests, any Existing Distribution Agreements, any Existing License Agreement, the Assigned Interests or any other Collateral other than pursuant to the Security Agreement.

          Section 3.11 Material Contracts.

          Neither Assignor nor Ortec is in breach of or in default under any Material Contract, including, without limitation, any Distribution Agreement or any License Agreement to which Ortec is a party. Nothing has occurred and no condition exists that would permit any other party thereto to terminate any Material Contract to which either Assignor or Ortec is a party, and neither Assignor nor Ortec has received any notice or threat of termination of any such Material Contract. To the Knowledge of each of Assignor and Ortec, no other party to a Material Contract to which either Assignor or Ortec is a party is in breach of or in default under such Material Contract. All Material Contracts to which either Assignor or Ortec is a party are valid and binding and are in full force and effect.

          Section 3.12 Intellectual Property.

          (a) Schedule 3.12(a) sets forth an accurate and complete list of all
(1) North American Patents and North American Patent applications and (2) registrations and applications for registration with the U.S. Trademark Office of trade names, trademarks and copyrights and all material unregistered trademarks and copyrights, if any ("Registered Intellectual Property"), which are necessary for the development, manufacture, commercialization, marketing or other use of the Products by Assignor, Ortec or their licensee(s), except as otherwise disclosed therein and, which are owned by, licensed to, licensed by or otherwise used by Assignor or Ortec. For each listed Patent and Registered Intellectual Property, Assignor has indicated (i) the owner, (ii) the countries in which such Patent or Registered Intellectual Property is patented or registered or in which an application for patent or registration is pending,
(iii) the application number, (iv) the registration or patent number, and (v) the expiration date thereof, as applicable, absent any patent term extensions. The Patents and Registered Intellectual Property listed on Schedule 3.12(a) are valid, enforceable and subsisting.

          (b) Schedule 3.12(b) is an accurate and complete list of all agreements, whether oral or written, express or implied, including, without limitation, licenses, options, franchise, distribution, marketing and manufacturing agreements, sponsorships, agreements not to enforce, consents, settlements, assignments, security interests, liens and other encumbrances or mortgages, and any amendments(s) renewal(s), novation(s) and termination(s) pertaining thereto, pursuant to which Assignor or Ortec exploits Intellectual Property owned by any third party, and represents all third party-owned Intellectual Property pertaining to the Products.

          (c) Except as disclosed on Schedule 3.12(c) each agreement specified in Schedule 3.12(b) is legal, valid, binding, enforceable, and in full force and effect. Neither Assignor nor Ortec is in breach of such agreements and, to the Knowledge of each of Assignor and Ortec, no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination, revision, or amendment of any of the agreements specified in Schedule 3.12(b), including, without limitation, the signing of this Agreement.

          (d) Other than the Intellectual Property rights licensed by Assignor or Ortec pursuant to any written agreement listed on Schedule 3.12(b) and the Intellectual Property rights owned by Assignor ("Owned Intellectual Property") no other Intellectual Property is necessary to make, have made, offer to sell, sell, have sold, use, import, make public, reproduce, transmit, extract, distribute, commercialize or market any of the Products, except as disclosed therein.

          (e) Except as disclosed on Schedule 3.12(e), Assignor possesses sole, exclusive, valid, and unencumbered title to the Owned Intellectual Property and is a party to the agreements listed on Schedule 3.12(b), and has not granted any liens, mortgages, encumbrances on or to any of the Owned Intellectual Property or agreements listed on Schedule 3.12(b).

          (f) Except as disclosed on Schedule 3.12(f), each of Assignor and pursuant to the Management Agreement, Ortec, has the full right, power and authority to grant all of the rights and interests granted to Assignee in this Agreement and to the Distribution Party or Licensee, as applicable, granted under any Existing Distribution Agreement or Existing License Agreement

          (g) Except as disclosed on Schedule 3.12(g), there are no unpaid maintenance or renewal fees currently overdue for any of the Patents or Registered Intellectual Property, nor have any applications or registrations therefor lapsed or been abandoned, cancelled or expired.


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

          (h) Except as disclosed on Schedule 3.12(h), each of Assignor and Ortec (to the extent either party is an applicant or is otherwise involved in the patent prosecution in respect of any Patent) and, to the Knowledge of each of Assignor and Ortec, each inventor of the Patents, has complied in all material respects with all applicable Patent Office duties of candor and good faith in dealing with any Patent Office, including the duty to disclose to any Patent Office all information known to be material to the patentability of each of the Patents.

          (i) Except as disclosed on Schedule 3.12(i), no payments by Assignor, Ortec, any Distribution Party or Licensee are, or at any time in the future are expected to become due, to any other Person in respect of the Products or the Intellectual Property in North America.

          (j) Except as disclosed on Schedule 3.12(j), neither Assignor nor Ortec has undertaken or omitted to undertake any acts, and, to the Knowledge of each of Assignor and Ortec, no circumstance or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of (i) any of the Intellectual Property, or, in the case of any Intellectual Property owned or licensed on an exclusive basis by Assignor, Assignor's entitlement to exclusively exploit such Intellectual Property, and
(ii) Assignor's right to enjoy payments made in respect of sales of the Products or other revenues from any of the Intellectual Property.

          (k) Except as disclosed on Schedule 3.12(k), there is, and has been, no pending, decided or settled opposition, interference, reexamination, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim (collectively referred to hereinafter as "Disputes"), nor to the Knowledge of each of Assignor and Ortec has any such Dispute been threatened challenging the legality, validity, enforceability or ownership of any Intellectual Property or which would give rise to a credit against the royalties due to Ortec from the applicable Distribution Party for the use of the related Product or licensed Intellectual Property. To the Knowledge of each of Assignor and Ortec, no circumstances or grounds exist that would give rise to such a Dispute. Except as disclosed on
Schedule 3.12(k), there are no Disputes by any third party against Assignor or Ortec, neither Assignor nor Ortec has received any written notice of any such Dispute, and, to the Knowledge of each of Assignor and Ortec, there exists no circumstances or grounds upon which any such claim could be asserted, as pertaining to Products. Except as disclosed on Schedule 3.12(k), neither Assignor nor Ortec has sent any notice of any such Dispute, and to the Knowledge of each of Assignor and Ortec there exists no circumstance or grounds upon which Assignor or Ortec could assert any such claim, as pertaining to any Product. Except as disclosed on Schedule 3.12(k), no Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling charge, settlement or other disposition of Dispute, and each of Assignor and Ortec has fully complied with, paid and otherwise satisfied all such obligations.

          (l) Except as disclosed on Schedule 3.12(l), there is no pending, or to the Knowledge of each of Assignor and Ortec, any threatened, action, suit, or proceeding, or any investigation or claim by any Governmental Authority to which Assignor, Ortec or, to the Knowledge of each of Assignor and Ortec, any Distribution Party or any Licensee is a party (1) that would be the subject of a claim for indemnification, if any, by Ortec under the related Distribution Agreement or License Agreement, as applicable, and (2) that the marketing, sale or distribution of any Product worldwide by Ortec, or by any Distribution Party or any Licensee pursuant to the related Distribution Agreement or License Agreement, as applicable, does or will infringe on any patent or other intellectual property rights of any other Person, and there is no basis for any such action, suit, proceeding, investigation or claim of the type described in clause (1) or (2) above. To the Knowledge of each of Assignor and Ortec, there are no pending United States, international or foreign patent applications owned by any other Person, which, if issued, would limit or prohibit, in any material respect, the use of the Products or the licensed Intellectual Property by the applicable Distribution Party or Licensee.

          (m) Each of Assignor and Ortec has taken, and will continue to take, all commercially reasonable measures and precautions necessary to protect and maintain (1) the confidentiality of all Intellectual Property (except such Intellectual Property whose value would be unimpaired by public disclosure) related to the Products and (2) the value of all Intellectual Property and assets related to the Products.

          (n) Ortec has intentionally abandoned its U.S. patent application for Bioreactor and Method of Using, Serial No. 09/749,226 (the "Bioreactor Patent Application"), although Ortec has not yet formally withdrawn such application from the U.S. Patent Office. The Bioreactor Patent Application is not material to Ortec's business or its ability to achieve its Projected Net Sales.

          Section 3.13 Regulatory Approval.

          Each of Assignor and Ortec shall have furnished in a timely manner to Assignee (a) accurate and complete copies of all material correspondence, telephone and meeting minutes, notices and forms received from FDA and the Independent Consultant either sent to or received by or on behalf of either Assignor or Ortec relating to the Products, and (b) any correspondence, reports or telephone/meeting minutes with non-governmental consultants relating to any of the regulatory, marketing and clinical data issues concerning the Products. Except as set forth on Schedule 3.13(a), there has been no written, oral or other communication received by either Assignor or Ortec, or to the Knowledge of each Assignor and Ortec, by any licensee of the Products, from the FDA or any other Regulatory Agency in their respective jurisdictions that would indicate that the FDA or any other Regulatory Agency (a) is not likely to approve Assignor's PMA or similar application with respect to any of the Products or (b) is likely to revise or revoke any current approval granted by the FDA or any other Regulatory Agency with respect to any of the Products; and nothing has occurred and no condition exists that would cause the FDA or any other Regulatory Agency to do any of the foregoing. Set forth on Schedule 3.13(b) is a summary of the status of all applications submitted or planned to be submitted to the FDA relating to the Products.

          Section 3.14 Transfer of Intellectual Property Rights.

          Neither Assignor nor Ortec is transferring to Assignee any interest in any Patents, other patents or other Intellectual Property of either Assignor or Ortec.

          Section 3.15 Subordination.

          (a) The claims and rights of Assignee created by this Agreement and any other Transaction Document in and to the Assigned Interests, the Revenue Interests and any other Collateral are not and shall not be subordinated to any creditor of Assignor, Ortec or any other Person.

          (b) During the Term, Assignor's obligations to pay Ortec the Management Fee (as defined in the Management Agreement) shall be in all respects subordinate to, and shall be paid to Ortec only after the satisfaction in full of, Assignor's payment Obligations to Assignee, including Assignor's payment to Assignee of the Advance Payments, the Applicable Percentage of Net Sales and all other Obligations set forth in this Agreement.

          Section 3.16 Place of Business.

          Assignor's principal place of business and chief executive office are set forth on Schedule 3.16. Ortec's principal place of business and chief executive office are set forth on Schedule 3.16.

          Section 3.17 Broker's Fees.

          Neither Assignor nor Ortec has taken any action which would entitle any Person to any commission or broker's fee in connection with the transactions contemplated by this Agreement, except for broker's fees payable to H.C. Wainwright & Co, Inc. in connection with the Series B Purchase Agreement and the Second Series B Purchase Agreement.

          Section 3.18 Other Information.

          Except as set forth on Schedule 3.18, no written statement, information, report or materials prepared by or on behalf of either Assignor or Ortec and furnished to Assignee by or on behalf of either Assignor or Ortec in connection with this Agreement or any Transaction Document or any transaction contemplated hereby or thereby, no written representation, warranty or statement made by either Assignor or Ortec in any Transaction Document, and no schedule or exhibit hereto, in each case with respect to any of the foregoing contains any untrue statement of a material fact or omits any statement of material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.

          Section 3.19 Distribution Agreements and License Agreements.

          Except as set forth on Schedule 3.19(a), the Existing Distribution Agreements and Existing License Agreements are in full force and effect and except for such correspondence and written communication as may be identified on
Schedule 3.19(b), there has been no correspondence or other written communication sent by or on behalf of Assignor or Ortec to, or received by or on behalf of Assignor or Ortec from, any Distribution Party or Licensee, the subject matter of which would reasonably be expected to have a Material Adverse Effect.

          (a) With respect to the Existing Distribution Agreements and Existing License Agreements:

               (i) Except for that which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each such Existing Distribution Agreement and Existing License Agreement, as applicable, is in full force and effect and has not been impaired, waived, altered or modified in any respect, whether by way of any sublicense, consent or otherwise and no licensee has granted a sublicense under any Existing Distribution Agreement or any Existing License Agreement.

               (ii) Except for that which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Distribution Party or Licensee under each such Existing Distribution Agreement or Existing License Agreement, as applicable, has not been released, in whole or in part, from any of its obligations under such Existing Distribution Agreement or Existing License Agreement.

               (iii) Neither Ortec nor Assignor has received (A) any notice of any Distribution Party's or any Licensee's intention to terminate such


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

                    Existing Distribution Agreement or Existing License Agreement, as applicable, in whole or in part or (B) any notice requesting any amendment, alteration or modification of such Existing Distribution Agreement, Existing License Agreement or any sublicense or assignment thereunder.

               (iv) To the Knowledge of each of Assignor and Ortec, nothing has occurred and no condition exists that would adversely impact the right of either Ortec or Assignor to receive any payments payable under the Existing Distribution Agreement or Existing License Agreement. None of Assignor, Ortec, or to the Knowledge of each of Assignor and Ortec, any Distribution Party or Licensee, as applicable, has taken any action or omitted to take any action, that would adversely impact the right of Assignee to receive the Assigned Interests or the Applicable Percentage of the Net Sales.

               (v) Other than as set forth on Schedule 3.19(b)(v), all payments required to be made under the terms of each Existing Distribution Agreement and Existing License Agreement have been made. To the Knowledge of each of Assignor and Ortec, no payment required to be made under the terms of any Existing Distribution Agreement or Existing License Agreement, as applicable, has been subject to any claim pursuant to any right of rescission, set-off, counterclaim or defense. The operation of any of the terms of any Existing Distribution Agreement or Existing License Agreement, or the exercise of any rights thereunder, will not render such Existing Distribution Agreement or Existing License Agreement, as applicable, unenforceable, in whole or in part.

               (vi) Except for that which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, such Existing Distribution Agreement or Existing License Agreement, as applicable, has not been satisfied in full, discharged, canceled, terminated, subordinated or rescinded, in whole or in part. Such Distribution Agreement or Existing License Agreement, as applicable, is the entire agreement between Ortec party thereto and the Distribution Party or Licensee, as applicable, thereto relating to the subject matter thereof and constitutes the only document, agreement or instrument that relates to the sales of the related Products.

               (vii) Except for that which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, such Existing Distribution Agreement or Existing License Agreement, as


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

                    applicable, is the legal, valid and binding obligation of Ortec and the Distribution Party or Licensee, as applicable, thereto, enforceable against Ortec and such Distribution Party or Licensee, as applicable, in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles. The execution, delivery and performance of such Existing Distribution Agreement or Existing License Agreement was and is within the corporate powers of Ortec and, to the Knowledge of each of Assignor and Ortec, the Distribution Party or Licensee, as applicable, thereto. Such Existing Distribution Agreement or Existing License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, Ortec and, to the Knowledge of each of Assignor and Ortec, the Distribution Party or Licensee, as applicable, thereto. There is no breach or default, or event which upon notice or the passage of time, or both, could give rise to any breach or default, in the performance of such Existing Distribution Agreement or Existing License Agreement by Ortec or, to the Knowledge of each of Assignor and Ortec, the Distribution Party or Licensee, as applicable, thereto.

               (viii) Except for that which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the representations and warranties made in each Existing Distribution Agreement or Existing License Agreement by Assignor were as of the date made true and correct in all material respects.

          Section 3.20 Insurance.

          There is in full force and effect insurance policies maintained by the Company with an insurance company rated not less than A- by A.M. Best Company, Inc., with coverages and in amounts customary for companies of comparable size and condition similarly situated in the same industry as the Company, including without limitation product liability insurance and, in an amount of coverage not less than $10 million, directors and officers liability insurance, subject only to such exclusions and deductible items as are usual and customary in insurance policies of such type. Ortec has named Assignor as an additional insured party on all of its insurance policies. A copy of Ortec's insurance policy or insurance policies is attached hereto as Schedule 3.20.

          Section 3.21 Accuracy of Reports.

          All reports required to be filed by Ortec on or after January 1, 2000 under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, have


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

been duly filed, were in substantial compliance with the requirements of their respective forms, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.

          Section 3.22 Organizational Documents of Assignor.

          Attached as Exhibits F and G are true and complete copies, each certified by a senior officer of Assignor, of the LLC Agreement of Assignor and Certificate of Formation of Assignor, respectively.

          Section 3.23 Additional Capital.

          On or after September 1, 2001 and prior to February 1, 2003, Ortec has raised not less than $5 million of additional capital from sources other than Assignee (not including the $2.5 million in proceeds from bridge financing raised by Ortec prior to August, 2002 and the $0.5 million in capital to be invested by Assignee or its affiliates in connection with the Second Series B Purchase Agreement).

          Section 3.24 Secured Creditors.

          Neither Assignor nor Ortec has any existing secured creditors except for those listed on Schedule 3.24.

          Section 3.25 Compliance with Requirements of Sarbanes-Oxley Act of
2002.

          Ortec is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ASSIGNEE

          Assignee represents and warrants to each of Assignor and Ortec the following:

          Section 4.01 Organization.

          Assignee is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all partnership powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          Section 4.02 Authorization.

          Assignee has all necessary power and authority to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by Assignee and constitutes its valid and binding obligation of Assignee, enforceable against Assignee in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles.

          Section 4.03 Broker's Fees.

          Assignee has not taken any action which would entitle any Person to any commission or broker's fee in connection with the transactions contemplated by this Agreement.

          Section 4.04 Conflicts.

          Neither the execution and delivery of this Agreement or the other Transaction Documents nor the performance or consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule or regulation of any Government Authority, or any judgment, order, writ, decree, permit or license of any Government Authority, to which Assignee or any of its assets or properties may be subject or bound; or (B) any material contract, agreement, commitment or instrument to which Assignee is a party or by which Assignee or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any respects any provisions of organizational or constitutional documents of Assignee; or (iii) require any notification to, filing with, or consent of, any Person or Government Authority.

          Section 4.05 Consents.

          The execution and delivery by Assignee of this Agreement and the other Transaction Documents to which it is a party, and the performance by Assignee of its obligations hereunder and thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority or Person.

                                   ARTICLE V

                                    COVENANTS

          During the Term, each party hereto (as the case may be) agrees that:

          Section 5.01 Consents and Waivers.

          Each of Assignor and Ortec shall use commercially reasonable efforts to obtain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by this Agreement or any other Transaction Document may be consummated and shall not result in any default or breach or termination of any of the Distribution Agreements or License Agreements.

          Section 5.02 Access; Books and Records.

          (a) Promptly after receipt by either Assignor or Ortec of notice of any action, claim, investigation, proceeding (commenced or threatened), certificate, offer, proposal, correspondence or other written communication relating to the transactions contemplated by this Agreement, any other Transaction Document, the Revenue Interests, any Distribution Agreement or any License Agreement, Assignor and/or Ortec shall inform Assignee of the receipt of such notice and the substance of such action, claim, investigation, proceeding, certificate, offer, proposal, correspondence or other written communication and, if in writing shall furnish Assignee with a copy of such notice and any related materials with respect to such action, claim, investigation, proceeding, certificate, offer, proposal, correspondence or other written communication.

          (b) Each of Assignor and Ortec shall keep and maintain, or cause to be kept and maintained, at all times accurate and complete books and records. Ortec and Assignor shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books of account and records adequate to correctly reflect all payments paid and/or payable with respect to Revenue Interests and Assigned Interests and all deposits made into the applicable Deposit Accounts.

          (c) Assignee and any of Assignee's Consultants shall have the right, from time to time, to visit Ortec's and/or Assignor's offices and properties where Ortec and/or Assignor keeps and maintains its books and records relating or pertaining to the Revenue Interests, the Assigned Interests and the other Collateral for purposes of conducting an audit of such books and records, and to inspect, copy and audit such books and records, during normal business hours, and, upon five (5) Business Days written notice given by Assignee to Ortec and/or Assignor, Ortec and/or Assignor will provide Assignee and any of Assignee's Consultants reasonable access to such books and records, and shall permit Assignee and any Assignee's Consultants to discuss the business, operations, properties and financial and other condition of Ortec and/or Assignor or any of their Affiliates relating or pertaining to the Revenue Interests, the Assigned Interests and the other Collateral with officers of such parties, and with their independent certified public accountants (to the extent such independent certified accountants agree to discuss such matters with Assignee). Assignee's visits to Ortec's or Assignor's offices pursuant to this subsection (c) shall occur not more than once for each company per fiscal quarter; provided, however, that

Assignee may so visit more frequently to the extent that there has occurred an event a reasonably foreseeable consequence of which is a Material Adverse Effect and Assignee's visit or visits to Ortec's or Assignor's offices in connection therewith are for purposes related to such event.

          (d) In the event any audit of the books and records of Ortec or Assignor relating to the Revenue Interests, Assigned Interests, and the other Collateral by Assignee and/or any of Assignee's Consultants reveals that the amounts paid to Assignee hereunder for the period of such audit have been understated by more than the greater of $20,000 or 5% of the amounts determined to be due for the period subject to such audit, then the Audit Costs in respect of such audit shall be borne by Ortec or Assignor; and in all other cases, such Audit Costs shall be borne by Assignee.

          (e) Ortec and/or Assignor shall furnish, or caused to be furnished, to Assignee, copies of all Distribution Agreements, License Agreements and Future Agreements to which Ortec or Assignor is or becomes a party, within ten (10) Business Days of the execution of each such agreement.

          Section 5.03 Material Contracts.

          Each of Assignor and Ortec shall comply with all material terms and conditions of and fulfill all of its obligations under all the Material Contracts including, without limitation, any Distribution Agreement, any License Agreement or any Future Agreement to which Ortec is a party.

          Section 5.04 Confidentiality; Public Announcement.

          (a) All information furnished by Assignee to either Assignor or Ortec or by either Assignor or Ortec to Assignee, including the Confidential Information, in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, as well as the terms, conditions and provisions of this Agreement and any other Transaction Document, shall be kept confidential by Assignor, Ortec and Assignee, and shall be used by Assignor, Ortec and Assignee only in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, except to the extent that such information (i) is already known by the party to whom the information is disclosed or is already in the public domain at the time the information is disclosed, (ii) thereafter becomes lawfully obtainable from other sources, (iii) is required to be disclosed in any document to be filed with any Government Authority, or (iv) is required to be disclosed under securities laws, rules and regulations applicable to Assignor, Ortec or Assignee, as the case may be, or pursuant to the rules and regulations of the Nasdaq Stock Market or any other stock exchange or stock market on which securities of Assignor may be listed for trading. Notwithstanding the foregoing, Assignor, Ortec and Assignee may disclose such information to their partners, directors, employees, managers, officers, investors, bankers, advisors, trustees and representatives on a need-to-know basis, provided that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to the terms of this Section 5.04(a). Each of Assignor and Ortec will consult with Assignee on the form, content and timing of any such disclosures including, without limitation, any disclosures made pursuant to applicable securities laws or made to investment or other analysts.

          (b) Except as required by law or the rules and regulations of any securities exchange or trading system or the FDA or any Government Authority with similar regulatory authority, or except with the prior written consent of the other party (which consent shall not be unreasonably withheld), neither party shall issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document.

          (c) Assignor shall consult with Assignee and Assignee shall have adequate opportunity to review and comment with respect to any Confidential Information to be redacted in connection with any public disclosures or filings to be made to the Securities and Exchange Commission or any other Government Authority.

          Section 5.05 Right of First Refusal.

          (a) If Assignor at any time during the Term proposes to Transfer (each, a "Proposed Transfer") any of the Revenue Interests (other than the Assigned Interests) (the "Other Interests"), then Assignor shall, at least thirty (30) days prior to the closing of such Proposed Transfer, give written notice (the "Transfer Notice") to Assignee setting forth (i) the Other Interests that are to be Transferred pursuant to such Proposed Transfer (the "Offered Interests"), (ii) the anticipated date of the closing of such Proposed Transfer,
(iii) the names and addresses of the proposed transferees, and (iv) the material terms of such Proposed Transfer, including the cash and/or other consideration to be received in respect of such Proposed Transfer; provided, however, that in no event shall the amount of Other Interests to be transferred pursuant to any Proposed Transfer be greater than 81.25% of the total outstanding Revenue Interests. Notwithstanding anything contained herein to the contrary, each of Assignor and Ortec shall be permitted, from time to time, to enter into agreements and transactions relating to the CCS Technology, including, without limitation, License Agreements, Distribution Agreements and accounts receivable financing, none of which shall constitute a Proposed Transfer.

          (b) Upon the receipt of any Transfer Notice, Assignee will have the option, but not the obligation, to purchase all, but not less than all, of all the Offered Interests, on the same terms as are specified in the Transfer Notice, provided, that Assignee will have the right to substitute cash in the amount of the fair market value of any non-cash consideration proposed to be received from the proposed transferee(s). Within twenty (20) days after Assignee's receipt of the Transfer Notice, Assignee will give a written notice (a "Notice of Election") to Assignor stating whether it elects to exercise such option.

          (c) Failure by Assignee to give a Notice of Election within such time period specified in subsection (b) of this Section 5.05 will be deemed an election by Assignee not to exercise its option to purchase all the Offered Interests. The closing of the purchase and sale of the Offered Interests to Assignee will take place as soon as is reasonably practicable on such date and at such time and place, in each case as Assignee may reasonably determine but not later than twenty (20) days following Assignor's receipt of the Notice of Election. If Assignee does not elect to purchase all of the Offered Interests hereunder, Assignor will thereafter be free for a period of ninety (90) days after expiration of the twenty (20) day period referred to subsection (b) of this Section 5.05 to consummate the Proposed Transfer described in the Transfer Notice to the transferee(s) specified therein, at the price and on substantially identical terms set forth therein. However, if such Proposed Transfer is not consummated within such 90-day period, Assignor will not Transfer any of the Offered Interests as have not been purchased within such period without again complying with all of the provisions of this Section 5.05.

          (d) In connection with the consummation of a Proposed Transfer of the Offered Interests by Assignor to any other Person pursuant to subparts (a) through (c) above (a "Permitted Transfer"), Assignee agrees that it will (i) promptly execute and deliver to Assignor such UCC termination statements and other documents as may be necessary to give effect to such Permitted Transfer and (ii) take such other action or provide such other assistance as may be necessary to allow the Permitted Transfer to be consummated. In addition, Assignee agrees that, solely for purposes of the representations, warranties and covenants hereunder, such Offered Interests transferred pursuant to any such Permitted Transfer shall not be deemed to be "Revenue Interests" under this Agreement, but for the avoidance of doubt shall continue to be deemed Revenue Interests under the Security Agreement and the other Transaction Documents and nothing contained in this Section 5.05 shall adversely affect Assignee's rights under the Security Agreement and the other Transaction Documents.

          Section 5.06 Quarterly Reports.

          Assignor shall, promptly after the end of each fiscal quarter of Assignor (but in no event later than ninety (90) days following the end of such quarter), produce and deliver to Assignee a Quarterly Report for such quarter, together with a certificate of a senior officer of Assignor and, pursuant to the Management Agreement, a certificate of a senior officer of Ortec, certifying that to the knowledge of each such officer (i) such Quarterly Report is a true and complete copy and (ii) any statements and any data and information therein prepared by Ortec and/or Assignor are true, correct and accurate in all material respects. Ortec shall furnish to Assignor promptly all information that Assignor may require in connection with such Quarterly Reports.

          Section 5.07 Purchase Options.

          (a) Subject to Section 5.07(f) below, in the event that a Purchase Option Event (other than a Purchase Option Event described in clause (viii) of the definition thereof) shall occur, Assignee shall have the right, but not the obligation (the "Assignee Option Repurchase"), exercisable within one hundred five (105) days with respect to a Purchase Option Event other than a Funding Termination Event and one hundred ninety-five (195) days with respect to a Funding Termination Event of the type described in clauses (i) or (ii) of the definition thereof, following the later of (x) the occurrence of a Purchase Option Event or (y) Assignee's receipt of written notice from Assignor or Ortec of the Purchase Option Event (the "Purchase Option Exercise Period"), to require Assignor to repurchase from Assignee the Assigned Interests for a repurchase price equal to (i) if the Purchase Option Event occurs on or prior to the first anniversary of the Closing Date, an amount equal to [***] percent of the Aggregate Purchase Price that has been paid by Assignee to Assignor as of the date that Assignor pays such amount to Assignee; and (ii) if the Purchase Option Event occurs after the date that is twelve (12) months following the Closing Date, an amount equal to the Put Option Exercise Price (the "Repurchase Price"). In the event that Assignee elects to exercise its right as provided in the immediately preceding sentence, then Assignor shall, within forty-five (45) days following Assignor's receipt of Assignee's repurchase election notice (the "Repurchase Period"), repurchase from Assignee the Assigned Interests at the Repurchase Price, the payment of which shall be made by wire transfer, in immediately available funds, to Assignee's Account designated by Assignee in such election notice.

          (b) In the event that Ortec enters into a License Agreement or Distribution Agreement, or any such License Agreement or Distribution Agreement is amended (including but not limited to under Section 6.03(c) of the Management Agreement), pursuant to which the rate of royalties or other similar payments to be derived therefrom shall be equal to a percentage rate which is less than two times the product of (x) the greater of the Applicable Percentage in effect at the date of the commencement of such License Agreement or five percent (5%) times (y) 2.25, then Assignee shall have the right to require Assignor to repurchase from Assignee the Assigned Interests at the Repurchase Price; provided, however, that if the Licensee or Distribution Party that is party to such License Agreement or Distribution Agreement, as applicable, offers to assume Assignor's Obligations under this Agreement, Assignee may, but shall not be obligated to, agree to such assumption, thereby (if Assignee does agree in writing to such assumption) waiving its right to compel a repurchase by Assignor of the Assigned Interests at the Repurchase Price under Section 5.07(a).

          (c) In the event that a Call Option Event shall occur, Assignor shall have the option ("Assignor Option Repurchase") to repurchase the Assigned Interests for a repurchase price ("Assignor Option Repurchase Price") equal to the greater of (i) an amount equal to [***] times the Aggregate Purchase Price that has been paid by Assignee to Assignor as of the date that Assignor pays its option and (ii) an amount which, after taking into account all other cash inflows derived from the Assigned Interests actually received by Assignee therefor hereunder, and taking into account the timing and the amount of the cash outflows in the form of an Assigned Interest Closing Payment, will result in such cash flows yielding a [***] internal rate of return on investment to Assignee, but in no event shall such amount be less than $1.00. Payment of the Assignor Option Repurchase Price shall be made by wire transfer of immediately available funds to Assignee's Account designated by Assignee in such election notice.

          (d) In connection with the consummation of an Assignee Option Repurchase or Assignor Option Repurchase pursuant to subparagraphs (a), (b) and
(c) above (a "Repurchase Event"), Assignee agrees that it will (i) promptly execute and deliver to Assignor such UCC termination statements and other documents as may be necessary to release Assignee's Lien on the collateral and otherwise give effect to such Repurchase Event and (ii) take such other action or provide such other assistance as may be necessary to give effect to the Repurchase Event.

          (e) Assignee's failure to exercise the Assignee Option Repurchase under Section 5.07(a) and/or (b) upon the occurrence of a Purchase Option Event or an event described in Section 5.07(b) shall not preclude Assignee from exercising the Assignee Option Repurchase under Section 5.07(a) and/or (b) upon the occurrence of a subsequent Purchase Option Event or a subsequent event described in Section 5.07(b).

          (f) In the event that a Purchase Option Event described in clause
(viii) of the definition thereof shall occur, Assignee shall be deemed to have automatically exercised an Assignee Option Repurchase on the date on which such Purchase Option Event occurred unless Assignee otherwise waives in writing its right to exercise an Assignee Option Repurchase within ten (10) days following Assignee's receipt of written notice from Ortec of the occurrence of such Purchase Option Event. The forty-five (45) day Repurchase Period for the repurchase from Assignee of the Assigned Interests at the Repurchase Price applicable to such automatic exercise shall commence on the date on which such Purchase Option Event occurred or, if Assignee otherwise elects by written notice to Ortec, the date of Assignee's receipt of written notice from Ortec of the occurrence of such Purchase Option Event.

          Section 5.08 Security Agreements.

          (a) Security Agreement.

               (i) Subject to clauses (ii) through (iv) below, Assignor shall at all times until the Obligations of Assignor are paid and performed in full grant in favor of Assignee a valid, continuing, first perfected lien on and security interest in the Revenue Interests, the Assigned Interests, the Intellectual Property and the other Collateral described in the Security Agreement.

               (ii) Except as specifically provided in clauses (iii) and (iv)
                    below, Assignor shall not grant a security interest in the Assigned Interests or the other Collateral described in the Security Agreement to any other party without the prior written consent of Assignee.

               (iii) Should Assignor propose to enter into a factoring of the accounts receivable represented by the Revenue Interests, Assignee shall negotiate and enter into an intercreditor arrangement with any party with which Assignor enters into a factoring of such accounts receivable containing terms and provisions mutually satisfactory to Assignor, the factor and Assignee and providing for, among other things, the following: (A) the factor receiving a security interest in not more than an undivided 81.5% of the accounts receivable represented by the Revenue Interests; (B) the maintenance in favor of Assignee of (1) a 100% exclusive security interest in 18.5% of the accounts receivable represented by the total Revenue Interests; (2) a 100% exclusive security interest in the proceeds from the factoring of the accounts receivable represented by the Revenue Interests; and (3) to the extent that any portion of the accounts receivable represented by the Revenue Interests are not factored, a 100% exclusive security interest in such unfactored portion of the accounts receivable represented by the Revenue Interests; (C) the security interest that is granted to such factoring party in the accounts receivable represented by the Revenue Interests in accordance with clause (A) above shall be pari passu to Assignee's security interest granted in Section 2.1 of the Security Agreement in the accounts receivable represented by the Revenue Interests; and (D) all proceeds from the factoring arrangement shall be disbursed pursuant to instructions from Assignee first to Assignee in respect of all amounts owing by Ortec or Assignor to Assignee and the balance into the Lockbox Account to be disbursed in accordance with the terms of the Lockbox Agreement.

          (b) Ortec Security Agreement. Ortec shall at all times until the obligations of Ortec are paid and performed in full grant in favor of Assignor a valid, continuing, first perfected lien on and security interest in the Distribution Agreements, the License Agreements, the Future Agreements and the other collateral described in the Ortec Security Agreement.

          Section 5.09 Best Efforts; Further Assurance.

          (a) Subject to the terms and conditions of this Agreement, each party hereto will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement and any other Transaction Document. Assignee, Assignor and Ortec agree to execute and deliver such other documents, certificates, agreements and other writings (including any financing statement filings requested by Assignee) and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and any other Transaction Document and to vest in Assignee good, valid and marketable rights and interests in and to the Assigned Interests free and clear of all Liens, except those Liens created in favor of Assignee pursuant to the Security Agreement and any other Transaction Document.

          (b) Each of the parties hereto shall execute and deliver such additional documents, certificates and instruments, and to perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out and effectuate all of the provisions of this Agreement and any other Transaction Document and to consummate all of the transactions contemplated by this Agreement and any other Transaction Document.

          (c) Ortec, Assignor and Assignee hereto shall cooperate and provide assistance as reasonably requested by the other party in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any party hereto or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement, any other Transaction Document, the Assigned Interests or any other Collateral, or the transactions described herein or therein.

          Section 5.10 Remittance to Lockbox Account.

          (a) The parties have heretofore entered into the Existing Lockbox Agreement. If such Lockbox Agreement terminates for any reason or Assignee determines that it should be replaced, as soon as reasonably practicable (but in any event within sixty (60) days) following a request by Assignee for a new Lockbox Agreement, the parties hereto shall enter into a new Lockbox Agreement in form and substance reasonably satisfactory to Assignee and the Lockbox Bank and substantially in the form of the Existing Lockbox Agreement, which new Lockbox Agreement will provide for, among other things, the establishment and maintenance of a Lockbox Account, a Joint Concentration Account, an Assignor Concentration Account and an Assignee Concentration Account in accordance with the terms herein and therein. Any Assignee Concentration Account shall be held solely for the benefit of Assignee, but shall be subject to the terms and conditions of this Agreement, the Security Agreement, the Ortec Security Agreement, the Management Agreement and the other Transaction Documents. Funds deposited into the Lockbox Account shall be swept by the Lockbox Bank on a daily basis into the Joint Concentration Account and immediately subsequent thereto, the Advance Payment Amounts and the Daily Amount shall be swept into Assignee Concentration Account. Assignee shall have immediate and full access to any funds held in the Assignee Concentration Account not subject to any conditions or restrictions whatsoever. After the Advance Payment Amounts and the Daily Amount is swept into the Assignee Concentration Account the amounts remaining in the Joint Concentration Account shall then be swept, at the direction of Assignor, into the Assignor Concentration Account. Assignor shall have immediate and full access to any funds held in the Assignor Concentration Account not subject to any conditions or restrictions whatsoever.

          (b) Upon execution of a new Lockbox Agreement, Assignor shall cause to be delivered to Assignee an opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP and an opinion of Morrison & Foerster LLP, each to be in the form delivered by such firm in connection with the Existing Lockbox Agreement.

          (c) Assignor shall pay for all fees, expenses and charges of the Lockbox Bank by debiting the Assignor Concentration Account.

          (d) Each Distribution Agreement and License Agreement for sales of the Products in North America entered into by Ortec shall contain a provision providing for all payments in respect of sales of the Products and in respect of royalties received from Licensees to be remitted directly by the applicable party into the Lockbox Account and Assignor and Ortec shall cause such payments to be remitted directly by the applicable party into the Lockbox Account. Without in any way limiting the foregoing, commencing on the Closing Date and thereafter, any and all payments in respect of sales of the Products received by Assignor or Ortec shall be deposited into the Lockbox Account within five (5) Business Days of Assignor's or Ortec's receipt thereof.

          (e) With respect to any Future Agreement entered into by Assignor or Ortec from and after the date hereof Assignor or Ortec shall (i) at the time of the execution and delivery of such Future Agreement, instruct any party thereto under such Future Agreement to remit to the Lockbox Account when due all applicable payments in respect of sales of the Products and in respect of royalties received from Licensees that are due and payable to Assignor or Ortec in respect of or derived from such Future Agreement during the Term and (ii) deliver to Assignee evidence of such instruction and of such applicable party's agreement thereto.

          (f) Neither Assignor nor Ortec shall have any right to terminate the Lockbox Bank without Assignee's prior written consent. Any such consent, if Assignee desires to give, shall be subject to the satisfaction of each of the following conditions to the satisfaction of Assignee:

               (i) the successor Lockbox Bank shall be reasonably acceptable to Assignee;

               (ii) Assignee, Assignor, Ortec and the successor Lockbox Bank shall have entered into a lockbox agreement substantially in the form of the Existing Lockbox Agreement;


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

               (iii) all funds and items in the accounts subject to the Lockbox
                    Agreement to be terminated shall be transferred to the new accounts held at the successor Lockbox Bank prior to the termination of the then existing Lockbox Bank; and

               (iv) Assignee shall have received evidence that all of the applicable parties making payments in respect of sales of the Products have been instructed to remit all future payments in respect of sales of the Products to the new accounts held at the successor Lockbox Bank.

          Section 5.11 Additional Covenants of Assignor and Ortec.

          (a) In the event that either Assignor or Ortec becomes aware that any Intellectual Property licensed by it to a Licensee or Distribution Party, as applicable, under any of the Distribution Agreements or License Agreements infringes or violates any third party Intellectual Property, Assignor shall promptly use its best efforts to attempt to secure the right to use such Intellectual Property on behalf of itself and the affected Licensee or Distribution Party and shall pay all costs and amounts associated with obtaining any such license, without any charge to the Licensee or Distribution Party or any reduction in the Assigned Interests.

          (b) Ortec shall duly perform and observe all of Ortec's covenants and obligations under each Distribution Agreement and License Agreement in all material respects. Upon the occurrence of a material breach of any of the Distribution Agreements or License Agreements by any other party thereto, which is not cured as provided therein, Ortec thereto shall use its best efforts to seek to enforce all of its rights and remedies thereunder.

          (c) Neither Assignor nor Ortec shall, without the prior written consent of Assignee, which consent shall not be unreasonably withheld:

               (i) Forgive, release or compromise any amount owed to Assignor and relating to the Assigned Interests, except that Assignor shall not be obligated to obtain the consent of Assignee with respect to any action on the part of Assignor that impacts the Assigned Interests of Assignee in an amount not to exceed $25,000;

               (ii) Waive, amend, cancel or terminate, exercise or fail to exercise, any of its material rights constituting or relating to the Revenue Interests in a manner which could reasonably be expected to materially adversely affect the Assigned Interests;

               (iii) Amend, modify, restate, cancel, supplement, terminate or waive any provision of any Distribution Agreement or License Agreement, or grant any consent thereunder, or agree to do any of the foregoing, including, without limitation, entering into any agreement with the Distribution Party or Licensee, as the case may be, under the provisions of such Distribution Agreement or License Agreement in each case which could reasonably be expected to have a Material Adverse Effect; or

               (iv) Create, incur, assume or suffer to exist any Lien, or exercise any right of rescission, offset, counterclaim or defense, upon or with respect to the Assigned Interests or the other Collateral, or agreeing to do or suffering to exist any of the foregoing, except for any Lien or agreements in favor of Assignee granted under or pursuant to this Agreement and the other Transaction Documents and except for the Liens set forth on Schedule 3.04.

          (d) Assignor shall promptly provide to Assignee copies of any material reports or other information prepared by any Distribution Party or Licensee it has received pursuant to the Management Agreement that has not been previously provided to Assignee by either Assignor, Ortec or any other Person.

          (e) Either Assignor or Ortec shall provide Assignee with written notice as promptly as practicable (and in any event within five (5) Business
Days) after becoming aware of any of the following:

               (i)  the occurrence of a Bankruptcy Event;

               (ii) any breach or default by either Assignor or Ortec of any covenant, agreement or other provision of this Agreement or any other Transaction Document;

               (iii) any representation or warranty made or deemed made by either Assignor or Ortec in any of the Transaction Documents to which it is a party or in any certificate delivered to Assignee pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made;

               (iv) the occurrence of a Purchase Option Event (other than a
                    Funding Termination Event);

               (v)  the occurrence of a Call Option Event;

               (vi) any sublicense by a Licensee or Distribution Party, as the case may be, of any rights licensed pursuant to any Distribution Agreement or License Agreement; or

               (vii) the resignation, death or removal of any Class A Manager or
                    Class B Manager (as such terms are defined in the LLC Agreement) of Assignor.

          (f) Promptly (but in no event later than five (5) Business Days) after
(i) receiving written or oral notice from a Distribution Party or License Party, as the case may be, (A) terminating or expressing any intention to terminate the related Distribution Agreement or License Agreement, (B) alleging any breach of or default under such Distribution Agreement or License Agreement by Ortec or
(C) asserting the existence of any facts, circumstances or events which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a breach of or default under or right to terminate such Distribution Agreement or License Agreement or (ii) otherwise either Assignor or Ortec having Knowledge of any fact, circumstance or event which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a material breach of or default under such Distribution Agreement or License Agreement by Ortec or a right to terminate such Distribution Agreement or License Agreement by such Distribution Party or Licensee, as the case may be, in each case, either Assignor or Ortec shall give a written notice to Assignee describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice received from such Distribution Party or Licensee, as the case may be, and, in the case of any breach or default or alleged breach or default by Ortec, describing any corrective action Ortec proposes to take.

          (g) Ortec shall, at Ortec's sole expense, either directly or by causing the Licensee or Distribution Party, as the case may be, to do so, take any and all actions and prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary or desirable to (A) diligently maintain the applicable licensed Intellectual Property and the Patents and (B) diligently defend such licensed Intellectual Property and such Patents against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction (including, without limitation, by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or non-interference). Ortec shall not, and shall use commercially reasonable efforts to cause the applicable Licensee not to, disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, the applicable Patents or other Intellectual Property.

          (h) Ortec shall use its best efforts to secure and maintain, or, where a Distribution Party or Licensee, as the case may be, is required to do so under any Distribution Agreement or

License Agreement, assist such Distribution Party or Licensee, as the case may be, in securing and maintaining, all regulatory and other governmental approvals, clearances, registrations and permits which may be required to manufacture, market and/or sell any and all of the Products.

          (i) Ortec shall, to the extent required by the applicable Licensee, timely produce and deliver to the applicable Distribution Party invoices for payments owing Assignor or Ortec under the respective Distribution Agreement.

          (j) Neither Ortec nor Assignor shall provide samples of Products, sell Products at reduced prices or grant credits against the purchase prices of the Products to any person or an affiliate thereof who sells, markets or distributes the Products within North America for purposes of inducing or otherwise related to the sale, marketing or distribution of other products or the sale of Products outside North America by or to such person or an affiliate thereof.

          (k) Ortec and Assignor shall, in good faith, devote sufficient resources to the development of the Products in order to meet the Projected Net Sales, including using substantially all of the Closing Purchase Price Payment, at least seventy-five percent of the Tranche I(b) Payment for (i) working capital purposes relating to, (ii) marketing programs in support of and (iii) clinical development leading to the regulatory approval in North America of the Products for the donor site indication and the additional indications of the treatment of Venous Stasis Ulcers and Diabetic Ulcers. During the development stage for the Products, representatives of each of Ortec, Assignor and Assignee shall discuss, no less frequently than quarterly, the status of the Products and the anticipated expenditures on the Products for the upcoming fiscal quarter.

          (l) Prior to the commercial launch of any Products relating to each of the (i) the donor site indication, (ii) the indications of the treatment of Venous Stasis Ulcers and (iii) the indications of the treatment of Diabetic Ulcers, Ortec and Assignor shall design a marketing plan for the marketing of each such Products that is reasonably acceptable to the Board of Directors of Ortec.

          (m) Prior to June 2002, Assignor shall have contracted with either (x) a nationally recognized authority or (y) an authority that is reasonably acceptable to Assignee to perform reimbursement and pricing studies with respect to Products relating to each of (i) the donor site indication, (ii) the indications of the treatment of Venous Stasis Ulcers and (iii) the indications of the treatment of Diabetic Ulcers (collectively, the "Indications"), which studies shall (A) take into consideration the pricing and reimbursement of a switch from device to biologic with respect to all of the Indications and (B) be completed prior to the earlier of the Venous Ulcer Approval Date or the Diabetic Ulcer Approval Date.

          (n) Prior to the launch of any Products relating to the donor site indication, Ortec shall have contracted with either (i) PDI, (ii) Ventiv or
(iii) another contract sales organization,

Distribution Party or Licensee that is reasonably acceptable to Assignee. Any of the parties set forth on Schedule 5.11(o) shall be deemed to be acceptable to Assignee for purposes of this Section 5.11(n).

          (o) No later than (i) sixty (60) days prior to the launch of any Products relating to the donor site indication and (ii) no later than ninety
(90) days prior to the launch of any Products relating to each of the indications for the treatment of Venous Stasis Ulcers and Diabetic Ulcers, Ortec shall have contracted with either (i) a party set forth on Schedule 5.11(o) or
(ii) a Licensee that is reasonably acceptable to Assignee.

          (p) Prior to the launch of the earlier of (x) any Products relating to the indications of the treatment of Venous Stasis Ulcers or (y) any Products relating to the indications of the treatment of Diabetic Ulcers, Ortec shall have contracted with the qualified second supplier for collagen sponges set forth on Schedule 5.11(p).

          (q) Ortec shall have hired personnel to fill the positions set forth on Schedule 5.11(q) to commercialize the Products in accordance with the time frame set forth in such schedule.

          (r) Ortec and Assignor shall comply with all manufacturing guidelines and processes required or suggested by the FDA.

          (s) During the Revenue Interest Period, Ortec shall (i) maintain insurance policies with insurance companies rated not less than "A-" by A.M. Best Company, Inc. with coverages and in amounts each party believes to be customary for companies of comparable size and condition similarly situated in the same industry as Ortec including without limitation, product liability insurance, (ii) use its best efforts to maintain, in an amount of coverage not less than $10 million, directors and officers liability insurance and (iii) maintain Assignor and Assignee as an additional insured party with respect to such insurance policies. On or before March 31, 2003, Ortec shall deliver to Assignee a certificate of an officer of Ortec that Ortec is in compliance with
Section 5.11(s).

          (t) Neither Assignor nor Ortec will Transfer all or any part of its interests in the Products (other than pursuant to any Distribution Agreements, License Agreements or Future Agreements) to a third party purchaser or licensee, as applicable, unless such third party purchaser or licensee, as applicable, assumes in writing all of the obligations of Assignor or Ortec, as applicable, hereunder, including the obligation to make all payments in respect of the Assigned Interests to Assignee pursuant to a written assumption, in a form reasonably satisfactory to Assignee; provided, however, for the avoidance of doubt, in no event shall a party to a Distribution Agreement, License Agreement or Future Agreement be required to assume the Obligations of Ortec and Assignor shall remain liable for all such Obligations.

          (u) During the Revenue Interest Period, neither Ortec nor Assignor will amend or permit to be amended, Ortec shall not terminate, and Orcel shall not waive any rights under (i) the Certificate of Formation (ii) the LLC Agreement, (iii) the Management Agreement or (iv) the Ortec Security Agreement without the prior written consent of Assignee, which consent shall be granted or withheld in Assignee's sole discretion.

          (v) During the Revenue Interest Period, Assignor will not pledge or otherwise assign or transfer (other than pursuant to any Distribution Agreements, License Agreements and Future Agreements) any of its assets without the prior written consent of Assignee, which consent shall be granted or withheld in Assignee's sole discretion.

          (w) During the Revenue Interest Period, Assignor will comply with the procedures and records as set forth in Article V of the LLC Agreement, a copy of which is attached hereto as Exhibit F.

          (x) Ortec shall cause each Distribution Party or Licensee under any Distribution Agreement or License Agreement, as applicable, to provide, promptly following the end of each fiscal quarter, all information with respect to North American net end-user sales (including all components of information required to calculate Net Sales) under each such agreement for inclusion in the Quarterly Report for such quarter, and Ortec shall cause such obligation to be included in every Distribution Agreement and License Agreement it enters into.

          (y) Assignor shall not make any dividends or distributions to Ortec (including payment of the Management Fee (as defined in the Management Agreement)) unless and until all amounts owing to Assignee under this Agreement, the Management Agreement or any obligation under any other Transaction Document has been satisfied in full.

          (z) During the Revenue Interest Period, Ortec shall not pledge, sell, transfer, license or otherwise dispose of its rights to U.S. patent application Serial No. 60/032,929 unless such pledgee, purchaser, transferee, licensee or other party shall agree in writing in form and substance reasonable satisfactory to Assignor and Assignee that such party acknowledges and takes subject to and agrees to be bound by the terms of the Exclusive License Agreement.

          (aa) During the Revenue Interest Period, at Assignee's written request, Assignor and Ortec shall meet with Assignee and/or its representatives on a quarterly basis to discuss the current status and any developments relating to the following: (i) intellectual property matters, (ii) regulatory matters,
(iii) clinical development matters, (iv) business development matters, (v) financial and other matters relating to the Revenue Interests and (vi) such other matters as Assignee may reasonably request.

          (bb) So long as Ortec has sufficient funds available following the funding of (i) clinical trials relating to the treatment of Venous Stasis Ulcers, (ii) related PMA preparation and


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

submission expenses and (iii) Ortec's regular operations and general administrative expenses for one year, Ortec shall spend at least $1 million annually on activities aimed at reducing variable manufacturing costs before spending any additional funds on clinical trials relating to the indications for the treatment of Diabetic Ulcers (excluding the costs necessary to keep such clinical trials from being discontinued); provided that when the per unit variable manufacturing costs are reduced by 25% (exclusive of any effects that pure scale volume may have on variable manufacturing costs), the terms of this
Section 5.11(bb) shall not be deemed in effect. Should Ortec enter into a manufacturing outsourcing agreement with Cambrex Biopharmaceutical Services ("Cambrex") pursuant to which Cambrex agrees to (i) provide substantially all services relating to commercial manufacturing and (ii) commit to reducing per unit variable manufacturing costs for both fresh Products and cryopreserved Products by at least 25% over an 18-month period and providing that such agreement remains in effect, the terms of this Section 5.11(bb) shall not be deemed in effect. Should Ortec raise sufficient capital available to fund (i) clinical development relating to the treatment of Venous Stasis Ulcers through registration with the FDA and (ii) Ortec's regular operations and general administrative expenses for two years, the limitations contained in this Section 5.11(bb) relating solely to clinical trials for indications for the treatment of Diabetic Ulcers shall expire.

          (cc) Ortec shall have prepared and adopted, by no later than March 31, 2003, a marketing plan to include specific objectives for terms of a Licensing Agreement, Distribution Agreement or co-marketing agreement, including the dates for entering into such agreement, that is reasonably satisfactory to Assignee and that shall include at least one of the following: (i) either (x) an executed Distribution Agreement and License Agreement with a marketing partner that is either (1) set forth on Schedule 5.11(cc) or (2) acceptable to Assignee for the sale of Products in North America that (A) provides for Ortec's right to co-promote the Products and (B) includes "shelving" provisions and product recapture rights or (y) a term sheet from such marketing partner containing terms reasonably satisfactory to Assignee; (ii) either (x) an executed co-marketing agreement with a marketing partner that is either (1) set forth on
Schedule 5.11(cc) or (2) acceptable to Assignee that (A) sets forth Ortec's rights and obligation with respect to co-promotion and co-marketing of the Products and (B) includes "shelving" provisions and product recapture rights or
(y) a term sheet from such marketing partner containing terms reasonably satisfactory to Assignee; or (iii) subject to Ortec's ability to raise sufficient capital, a plan to market the Products independently (including through the use of a contracted sales force), which plan shall include the commitment of sufficient funds to build and support, or retain on a contracted basis, a sales force that can adequately cover all sales-related activities for the Products in North America. Ortec and its senior management shall use best efforts to produce a binding term sheet under clauses (i)(y) or (ii)(y) above, as applicable, by no later than March 31, 2003 and shall thereafter use best efforts to enter into an executed Distribution Agreement and Licensing Agreement or co-marketing agreement under clauses (i)(y) or (ii)(y) above, respectively, by no later than June 30, 2003.

          (dd) Assignor and Ortec acknowledge and agree that they shall reimburse Assignee for the following (collectively, the "Legal Fees") upon the terms set forth below: (i) all legal fees and expenses incurred by Assignee prior to and including February 1, 2003 (which are $132,000) in connection with the discussions, negotiations and preparation of agreements relating to and contemplated by that certain term sheet dated August 6, 2002 among Assignee, Assignor and Ortec for the issuance of $7 million of Ortec's Secured Participating Redeemable Preferred Stock, the conversion of a portion of the Revenue Interests (including, but not limited to, an amendment to this Agreement and the Security Agreement) in connection therewith and the other transactions contemplated thereby; and (ii) an amount not to exceed $10,000 for all legal fees and expenses incurred by Assignee beginning February 1, 2003 through and including the Closing Date (as such term is defined in the Agreement to Amend) in connection with the discussions, negotiations and preparation this Agreement, the Agreement to Amend, the Amendment to the Security Agreement dated as of the date hereof and all other transactions contemplated hereby and thereby. Such fees shall be paid by Ortec to Assignee pursuant to the following payment schedule: (A) 25% of the Legal Fees to be paid to Assignee at the Closing Date (as defined in the Agreement to Amend), (B) 25% of the Legal Fees to be paid to Assignee within one month of the Closing Date, (C) 25% of the Legal Fees to be paid to Assignee within two months of the Closing Date, and (D) the remaining 25% of the Legal Fees to be paid to Assignee within three months of the Closing Date; provided, however, that if Ortec shall raise additional capital (in addition to the $2 million in financing to be funded pursuant to the Second Series B Purchase Agreement) within three months of the Closing Date, all outstanding Legal Fees shall become immediately due and payable to Assignee.

          (ee) Assignor and Ortec will comply with all covenants of Assignor and Ortec, respectively, set forth in the Series B Purchase Agreement and the Second Series B Purchase Agreement.

          (ff) Ortec shall comply, and cause Assignee to comply in all material respects, with all applicable laws, rules, regulations and orders, including, without limitation all applicable provisions of the Sarbanes-Oxley Act of 2002.

          (gg) Upon the execution of this Agreement and thereafter, Assignee shall be entitled to appoint one director to the Board of Directors of Ortec (the "Assignee Director"). Ortec shall take all action necessary to effectuate the provisions of this Section 5.11(gg), including any amendment's to Ortec's bylaws, by no later than one week after the Closing Date (as defined in the Agreement to Amend). The Assignee Director shall serve at Assignee's pleasure until such time as Assignee shall appoint a different individual to be the Assignee Director. The election of the Assignee Director shall occur upon the delivery to the Secretary of Ortec of a certificate, executed by Assignee, indicating the nomination of the individual so named in such certificate, and Ortec will cause the directors to promptly thereafter (and in any event within five calendar days) take all action necessary, if any, to elect the Assignee Director to the Board of Directors of Ortec.

          (hh) Upon the execution of this Agreement and thereafter, Assignee shall be entitled to appoint one person to attend and observe at all meetings of the Board of Directors of Ortec (the "Assignee Observer") and to receive advance notice thereof and to receive in advance the materials provided to the Board of Directors in preparation for and in connection with such meetings. Such appointment shall be made by written notice from Assignee to Ortec. The Assignee Observer shall serve at Assignee's pleasure until such time as Assignee shall appoint a different individual to be the Assignee Observer.

          (ii) Without intending to limit in any way Ortec's agreement to comply with the applicable provisions of the Sarbanes-Oxley Act of 2002, Ortec hereby agrees to use best efforts to require that a majority of the directors comprising the Board of Directors of Ortec shall be independent directors by no later than June 30, 2003. Ortec hereby agrees that all existing independent directors and any candidates nominated to be independent directors to the Board of Directors of Ortec shall be mutually acceptable to Assignee and Ortec. As used in this Agreement, the term "independent" shall mean a person who is "independent" under (x) the relevant requirements of the Securities and Exchange Commission and (y) whether or not Ortec's securities are listed on NASDAQ, the NASDAQ listing requirements. Any independent director who is appointed by Ortec to serve as a member of Ortec's audit committee must possess the qualifications for such service as set forth by the relevant requirements of the Securities and Exchange Commission and NASDAQ (whether or not Ortec's securities are listed on NASDAQ).

          (jj) Within one week following the execution of this Agreement, Alain Klopholz, a current member of the Ortec's Board of Directors, shall resign so that the Board of Directors of Ortec shall be comprised of a total of six (6) directors, comprised of the Assignee Director and at least two (2) independent directors, exclusive of the Assignee Director. By no later than June 30, 2003, Ortec shall cause the Board of Directors of Ortec to be comprised of a total of either (i) five (5) directors, comprised of the Assignee Director and at least two (2) independent directors, exclusive of the Assignee Director or (ii) seven
(7) directors, comprised of the Assignee Director and at least three (3) independent directors, exclusive of the Assignee Director.

          (kk) During the Revenue Interest Period, (i) Ortec may not issue any new debt or equity securities which contain cash dividend or mandatory redemption provisions, (ii) Assignor may not issue any new debt or equity securities, except debt in connection with factoring arrangements in accordance with Section 5.08(a)(iii), (iii) neither Assignor nor Ortec shall declare, pay or set apart for payment any cash dividend on its capital stock or membership or other equity interests; (iv) neither Ortec nor Assignor shall make any redemption of any kind on its common stock, any series of preferred stock, membership interest or other equity security or equity interest; and (v) neither Assignor nor Ortec shall make any cash interest payments, other than Excluded Cash Interest Payments. The term "Excluded Cash Interest Payments" shall mean cash interest payments payable only in connection with working capital loan arrangements, factoring arrangements and/or industrial revenue bond financings. Notwithstanding the foregoing, (i) Assignor may pay dividends to Ortec so long as Assignor (x) retains at all times a cash reserve of at least $1 million, (y) is not in default under the terms of this Agreement or the Security Agreement and (z) shall have paid all amounts owing to Assignee hereunder and under the Security Agreement; (ii) provided that Ortec and Assignor have paid all amounts owing to Assignee under this Agreement and the Security Agreement and neither Ortec nor Assignor is then in breach of this Agreement, the Security Agreement or any other agreement with the Assignee or any agreement with a factor, Ortec may pay cash dividends and/or cash interest payments (other than Excluded Cash Interest Payments) in any Fiscal Year in an aggregate amount equal to the lesser of (A) 25% of Ortec's cash flow for the previous Fiscal Year and (B) 25% of Ortec's current Fiscal Year's projected free cash flow; (iii) Ortec may make redemptions either (x) payable in Common Stock but not in cash, in accordance with the terms of the Series B Certificate of Designations or (y) payable in cash pursuant to
Section 8(d)(v) of the Series B Certificate of Designations, in which latter event the provisions of Section 5.07(f) shall apply; and (iv) Ortec may issue additional shares of its Series B Convertible Preferred Stock pursuant to the terms set forth in the Series B Certificate of Designations.

          (ll) Within thirty days (30) following the Closing Date (as defined in the Agreement to Amend), Assignor shall deliver or cause to be delivered to Assignee (a) an opinion of Morrison & Foerster LLP, special counsel to Assignee, in form and substance satisfactory to Assignee and its counsel, (b) an opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, counsel to Assignor, in form and substance satisfactory to Assignee and its counsel, and
(c) an opinion of Ralph Lilore, patent counsel to Assignor, in form and substance satisfactory to Assignee and its counsel.

          (mm) In the event that a redemption event shall be deemed to have occurred in accordance with Sections 8(c) or 8(d) of the Series B Certificate of Designations, Ortec shall provide Assignee with prompt advance written notice of such redemption event and the anticipated date, if any, on which Ortec may be required to redeem any shares of Series B Preferred Stock (in addition to any other notice that Assignee may be entitled to receive pursuant to the Series B Certificate of Designation as a holder of Series B Preferred Stock). In the event that an actual redemption of any shares of Ortec's Series B Preferred Stock by any holder thereof shall occur, Ortec shall provide Assignee with immediate written notice thereof (in addition to any other notice that Assignee may be entitled to receive pursuant to the Series B Certificate of Designation as a holder of Series B Preferred Stock).

          (nn) Ortec will deliver to Assignee a revised Schedule 3.13(b) setting forth all information relating to the status of Ortec's FDA applications since the Closing Date by no later than March 31, 2003.

          (oo) The parties acknowledge and agree that certain receipts from sales of the Products that were received by Ortec or Assignee prior to the signing of the Lockbox Agreement were not properly remitted to Assignor as provided herein. Ortec shall reconcile such amounts


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

and make payments for all amounts due from Ortec to Assignee within sixty (60) days from the date hereof.

          Section 5.12 Future Agreements.

          (a) Ortec shall provide Assignee, at least one (1) week prior to the execution of a Distribution Agreement by Ortec and any Distribution Party, a copy of such form of Distribution Agreement for review by Assignee.

          (b) If Ortec, at any time and from time to time during the term of this Agreement, proposes to materially change the form of Distribution Agreement it utilizes, or proposes in connection with any transaction or transactions with a Distribution Party to materially vary the terms of the related Distribution Agreement from those contained in the prevailing form of Distribution Agreement, then Ortec shall promptly provide to Assignee such revised form of Distribution Agreement or, at least three (3) Business Days prior to the execution and delivery of any Distribution Agreement that includes a material deviation from the terms of the prevailing form of Distribution Agreement, give written notice to Assignee indicating that Ortec proposes to enter into such Future Agreement and the anticipated date of execution of such proposed Future Agreement.

          (c) In the event that any payments under any Future Agreement relating to a Product are calculated upon a basis that is materially different than the basis used under the Distribution Agreements in existence at such time, Ortec and Assignor shall, in good faith, discuss with Assignee and mutually agree on the basis of the appropriate payments to be made to Assignee in respect of any such Future Agreement and the manner of calculating such payments, which payments and manner of calculating payments will not be less advantageous to Assignee than are provided under the Distribution Agreements in existence at such time.

          (d) To the extent Ortec has the right to perform or cause to be performed inspections or audits under any of the License Agreements regarding payments payable and/or paid to Ortec thereunder (each, a "License Party Audit"), Ortec shall, at the reasonable request of Assignee, cause such License Party Audit to be promptly performed (it being understood that it shall not be a reasonable request if, in the good faith belief of Ortec, the requested License Party Audit would impair Ortec's commercial relationship with the applicable Licensee). In conducting a License Party Audit, Ortec may engage its then retained internationally recognized independent public accounting firm, or, if Ortec elects otherwise, such other internationally recognized independent public accounting firm reasonably acceptable to Assignee. Promptly after completion of any License Party Audit (whether or not requested by Assignee), Ortec shall promptly deliver to Assignee an Audit Report in respect of such License Party Audit. With respect to any License Agreement under which Ortec has a right to perform or cause to be performed a License Party Audit, in the event Assignee requests Ortec to perform a License Party Audit and such License Party Audit is in fact performed by or on behalf of Ortec, then if the results thereof reveal that


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

the amounts paid to Ortec in respect of North American sales of any licensed Product under such License Agreement for the period of such License Party Audit have been understated by more than the greater of $20,000 or 7.5 percent of the amounts payable to Ortec with respect to North American sales of any licensed Product and determined to be due for the applicable period of such License Party Audit, then the Audit Costs incurred by Ortec in respect of such License Party Audit shall be borne by Ortec. In all other cases the Audit Costs incurred by Ortec in respect of a License Party Audit shall be borne by Assignee.

          Section 5.13 Licensing Agreement.

          Notwithstanding anything contained herein to the contrary, Ortec shall be permitted to enter into License Agreements; provided, however, that any such agreement shall not constitute a sale of all or substantially all of the assets relating to the CCS Technology.

          At least one (1) week prior to the election of Orcel under Section 6.3(c) of the Management Agreement and at least (1) week prior to the execution of the written instrument referred to in Section 6.3(c) of the Management Agreement, Ortec and Orcel shall provide a copy of such election and a copy of such written instrument, as applicable, for review by Assignee.

          Section 5.14 Guarantee.

          (a) The Guarantee. Ortec hereby unconditionally and irrevocably guarantees the full and prompt payment of all amounts when due which may be owing by Assignor under this Agreement and the other Transaction Documents and the full and prompt performance of all of the Obligations of Assignor under this Agreement and the other Transaction Documents (collectively, the "Guaranteed Obligations"). Ortec hereby agrees that (i) if Assignor shall fail to pay when due or perform any of the Guaranteed Obligations, Ortec will promptly pay or perform the same, without any demand or notice whatsoever and (ii) this is a guarantee of payment and performance, and not of collection only.

          (b) Obligations Unconditional. The obligations of Ortec under this
Section 5.14 are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Obligations of Assignor under this Agreement or any other Transaction Document or any other agreement or instruments referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Ortec (except fulfillment of the Obligations in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of Ortec hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:


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

               (i) at any time or from time to time, without notice to Ortec, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

               (ii) any of the acts mentioned in any of the provisions of this
                    Agreement or any other Transaction Document referred to herein or therein shall be done or omitted;

               (iii) any of the Guaranteed Obligations shall be amended in any respect, or any right under this Agreement or any other Transaction Document shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

               (iv) any Lien or security interest granted to, or in favor of,
                    Assignee as security for any of the Guaranteed Obligations shall fail to have the priority contemplated in the Security Agreement.

          Ortec hereby expressly waives diligence, presentment, demand of payments, protest and all other notices whatsoever, and any requirement that Assignee exhaust any right, power, remedy or proceed against Assignor under this Agreement or any other Transaction Document, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. Ortec waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Assignee under this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall be conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings by the Assignee shall be conclusively presumed to have been had or consummated in reliance under this guarantee. This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time held by Assignee and the obligations and liabilities of Ortec hereunder shall not be conditioned or contingent upon the pursuit by Assignee at any time of any right or remedy against Assignor or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Ortec and its successors and assigns, and shall inure to the benefit of Assignee, and its successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.


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

          (c) Reinstatement. The obligations of Ortec under this Section 5.14 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Assignor in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. Ortec agrees that it will indemnify Assignee on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by Assignee in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence or bad faith of such Person.

          (d) Subrogation; Subordination. Ortec hereby agrees that until the indefeasible payment and satisfaction in full of all Guaranteed Obligations and the termination of this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 5.14(a), whether by subrogation or otherwise, against Assignor or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any indebtedness of Assignor now or hereafter owing to Ortec by reason of any payment by Ortec under the guarantee in this Section 5.14 is hereby subordinated to the prior indefeasible payment in full of the Guaranteed Obligations. Ortec agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of Assignor to Ortec until the Obligations shall have been indefeasibly paid in full. If, notwithstanding the foregoing sentence, Ortec shall prior to the indefeasible payment in full of the Guaranteed Obligations collect, enforce or receive any amounts in respect of such obligations, such amounts shall be collected, enforced and received by Ortec as trustee for Assignee and be paid over to Assignee on account of the Guaranteed Obligations without affecting in any manner the liability of Ortec under the other provisions of the guarantee contained herein.

          (e) Remedies. Ortec agrees that, upon the occurrence of a Funding Termination Event, the obligations of Assignor under this Agreement may be declared to be forthwith due and payable for purposes of Section 5.14 , notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Assignor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Assignor) shall forthwith become due and payable by Ortec for purposes of Section 5.14.

          (f) Instrument for the Payment of Money. Ortec hereby acknowledges that the guarantee in this Section 5.14 constitutes an instrument for the payment of money, and consents and agrees that Assignee, at its sole option, in the event of a dispute by Ortec in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.


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

          (g) Continuing Guarantee. The guarantee in this Section 5.14 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

          (h) General Limitation on Guaranteed Obligations. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Ortec under Section 5.14(a) would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 5.14(a), then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by Ortec, Assignee or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

          Section 5.15 Financial Statements.

          Ortec shall maintain, and cause Assignor to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Ortec shall deliver to Assignee the following financial statements:

          (a) Within sixty (60) days after the end of each fiscal quarter, copies of (i) the unaudited consolidated financial statements of Ortec and its subsidiaries for the prior fiscal quarter and (ii) the unaudited financial statements of Assignor for the prior fiscal quarter; and

          (b) Within ninety (90) days after the end of each Fiscal Year, copies of (i) the audited consolidated financial statements of Ortec and its subsidiaries for the prior Fiscal Year and (ii) the audited financial statements of Assignor for the prior Fiscal Year.

          Section 5.16 Legal Opinion Fees.

          Ortec will, promptly following a request by Assignee, pay to Assignee an amount equal to all costs and fees incurred by Assignee relating to the engagement of Morrison & Foerster LLP in connection with the deliverance of the opinion set forth in Exhibit E(i)(A) and deliverance of any opinions pursuant to
Section 5.10 or Section 5.11(ll).

                                   ARTICLE VI

                 THE CLOSING; CONDITIONS TO CLOSING AND FUNDING

          Section 6.01 Closings.

          (a) Closing.


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

          Subject to the closing conditions set forth in Sections 6.02 and 6.03, the closing of the purchase and sale of the Initial Assigned Interests (the "Closing") shall take place at the offices of Chadbourne & Parke LLP, New York, New York USA, on the Closing Date. If all conditions are determined to be satisfied (or any of such conditions are duly waived) at the Closing (whether or not delayed), the Closing shall be consummated.

          (b) Donor Site Closing.

          Subject to the closing conditions set forth in Section 6.04(a), the closing of the purchase and sale of the Donor Site Assigned Interests (the "Donor Site Closing") shall take place at such time (subject to Section 2.01(a)(ii)) and at such location as the parties may mutually agree. If all conditions are determined to be satisfied (or any of such conditions are duly waived) at the Donor Site Closing (whether or not delayed), the Donor Site Closing shall be consummated.

          Section 6.02 Conditions Applicable to Assignee.

          The obligations of Assignee to effect the Closing and the payment of the Closing Purchase Price Payment shall be subject to the satisfaction of each of the following conditions, any of which may be waived by Assignee in its sole discretion:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Assignor and Ortec set forth in this Agreement and the other Transaction Documents shall be true, correct and complete in all material respects both on the date of this Agreement and as of the Closing Date (with the same force and effect as if such representations and warranties were made anew at and as of the Closing Date, except to the extent that any such representations or warranties which by its terms is made as of a specified date, in which case such representations or warranties shall have been true, correct and complete in all respects as of such specified date).

          (b) No Adverse Circumstances. There shall not have occurred or be continuing any event or circumstance (including any development with respect to the efficacy of the Products or the licensed Intellectual Property or the use or expected future use of the same as opposed to competing products) which could reasonably be expected to have a Material Adverse Effect.

          (c) Litigation. No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit Assignee's acquisition or future receipt of the Assigned Interests. There shall not have been in effect any injunction, order, judgment or decree restricting, preventing or enjoining the consummation of the transactions contemplated by this Agreement.


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

          (d) Officer's Certificates.

               (i) Assignee shall have received at the Closing a certificate of the executive officer of Assignor pursuant to which such officer certifies that the conditions set forth in Sections 6.02(a), (b), (c), (n) and (o) have been satisfied in all respects as of the Closing Date.

               (ii) Assignee shall have received at the Closing a certificate of the executive officer of Ortec pursuant to which such officer certifies that the conditions set forth in Sections 6.02(a), (b), (c), (n) and (o) have been satisfied in all respects as of the Closing Date.

          (e) Legal Opinions.

               (i) Assignee shall have received (A) an opinion of Morrison & Foerster LLP, special counsel to Assignee, dated the Closing Date, in form and substance satisfactory to Assignee and its counsel, to the effect set forth in Exhibit E(i)(A) and (B) an opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, counsel to Assignor dated the Closing Date, in form and substance satisfactory to Assignee and its counsel, to the effect set forth in Exhibit E(i)(B).

               (ii) Assignee shall have received an opinion of patent counsel to
                    Assignor, dated the Closing Date, in form and substance satisfactory to Assignee and its counsel, to the effect set forth in Exhibit E(ii), covering, but not limited to, the Assignor's right to practice (A) the basic Patents owned by Assignor, (B) the cryopreservation technique to be used in commercial products and (C) the collagen matrix or sponge to be used in commercial products.

          (f) Bill of Sale. A Bill of Sale shall have been executed and delivered by Assignor to Assignee and Assignee shall have received the same.

          (g) Security Agreement. The Security Agreement shall have been duly executed and delivered by all the parties thereto and shall be in form of Exhibit D hereto, together with proper financing statements (including Form UCC-1s) fully executed for filing under the UCC and/or any other applicable law, rule, statute or regulation relating to the perfection of a security interest in filing offices in the jurisdictions listed on Schedule 6.02(g).

          (h) Ortec Security Agreement. The Ortec Security Agreement shall have been duly executed and delivered by all the parties thereto and shall be in form of Exhibit I hereto, together with proper financing statements (including Form UCC-1s) fully executed for filing under the UCC and/or any other applicable law, rule, statute or regulation relating to the perfection of a security interest in filing offices in the jurisdictions listed on Schedule 6.02(g).


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

          (i) Pledge Agreement. The Pledge Agreement shall have been duly executed and delivered by all the parties thereto and shall be in form of Exhibit J hereto, together with proper financing statements (including Form UCC-1s) fully executed for filing under the UCC and/or any other applicable law, rule, statute or regulation relating to the perfection of a security interest in filing offices in the jurisdictions listed on Schedule 6.02(g).

          (j) Management Agreement. The Management Agreement shall have been duly executed and delivered by all the parties thereto and shall be in form of Exhibit H hereto.

          (k) Assignment Documents. Each Assignment Documents shall have been duly executed and delivered by all the parties thereto and shall be in forms of Exhibits K-M hereto.

          (l) Exclusive License Agreement. The Exclusive License Agreement shall have been duly executed and delivered by all the parties thereto and shall be in form of Exhibit N hereto.

          (m) Corporate Documents of Ortec. Assignee shall have received on the Closing Date, a certificate, dated the Closing Date, of a senior officer of Ortec (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of Ortec's certificate of incorporation and by-laws or other organizational documents (together with any and all amendments thereto) certified by the appropriate Government Authority as being true, correct and complete copies; (ii) attaching copies, certified by such officer as true and complete, of resolutions of the board of directors of Ortec authorizing and approving the execution, delivery and performance by Ortec of this Agreement, the other Transaction Documents and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer or officers of Ortec who have executed and delivered this Agreement and the other Transaction Documents including therein a signature specimen of each such officer or officers; and (iv) attaching copies, certified by such officer as true and complete, of certificates of the appropriate Government Authority of the jurisdiction of formation, stating that Ortec is in good standing under the laws of such jurisdiction or, if any such certificate is not available from a Government Authority, a statement by such officer containing an equivalent confirmation.

          (n) Corporate Documents of Assignor. Assignee shall have received on the Closing Date, a certificate, dated the Closing Date, of a senior officer of Assignor (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of Assignor's certificate of formation or other organizational documents (together with any and all amendments thereto) certified by the appropriate Government Authority as being true, correct and complete copies;
(ii) attaching copies, certified by such officer as true and complete, of resolutions of the management committee of Assignor authorizing and approving the execution, delivery and performance by Assignor of this Agreement, the other Transaction Documents and the transactions contemplated herein and therein;
(iii) setting forth the incumbency of the officer or officers of Assignor who


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

have executed and delivered this Agreement and the other Transaction Documents including therein a signature specimen of each such officer or officers; and
(iv) attaching copies, certified by such officer as true and complete, of certificates of the appropriate Government Authority of the jurisdiction of formation, stating that Assignor is in good standing under the laws of such jurisdiction or, if any such certificate is not available from a Government Authority, a statement by such officer containing an equivalent confirmation.

          (o) Funding Termination Event. There shall not have occurred a Funding Termination Event or a Purchase Option Event.

          (p) Covenants. Each of Assignor and Ortec shall have complied in all material respects with the covenants set forth in this Agreement and each other Transaction Document.

          Section 6.03 Conditions Applicable to Assignor.

          The obligations of each of Assignor and Ortec to effect the Closing shall be subject to the satisfaction of each of the following conditions, any of which may be waived by Assignor and Ortec in their sole discretion:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Assignee set forth in this Agreement shall have been true, correct and complete in all respects both on the date of this Agreement and as of the Closing Date (with the same force and effect as if such representations and warranties were made anew at and as of the Closing Date, except to the extent that any such representations or warranties which by its terms is made as of a specified date, in which case such representations or warranties shall have been true, correct and complete in all respects on and as of such specified date).

          (b) Litigation. No action, suit, litigation, proceeding or investigation shall have been formally instituted, be pending or threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit Assignee's acquisition or future receipt of the Assigned Interests.

          (c) Officer's Certificate. Assignor shall have received at the Closing a certificate of an officer or member of the general partner of Assignee certifying that the conditions set forth in Sections 6.03(a) and (b) have been satisfied, in all respects as of the Closing Date.

          (d) Full Payment. The Closing Purchase Price Payment due at Closing shall have been tendered by Assignee to Assignor by wire transfer of immediately available funds to Assignor's Account identified to Assignee on or prior to the Closing.


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

          (e) Security Agreement. The Security Agreement shall have been duly executed and delivered by all the parties thereto and shall be in the form of Exhibit D hereto.

          (f) Pledge Agreement. The Pledge Agreement shall have been duly executed and delivered by all the parties thereto and shall be in the form of Exhibit J hereto.

          Section 6.04 Conditions to Donor Site Closing.

          (a) Donor Site Closing. The obligations of parties to effect the Donor Site Closing shall be subject to the satisfaction of each of the following conditions, any of which may be waived by Assignee (with respect to those conditions set forth in subclauses (i) through (iv)) or Assignor (with respect to those conditions set forth in subclause (v)) in such party's sole discretion:

               (i) the receipt by Assignor of the Donor Site Approvals;

               (ii) the satisfaction by Assignor of those conditions set forth in Section 6.02(a), (b), (d), e(ii), (f), (l), (n) and (o) (except that for purposes of this Section 6.04(a)(ii), references to the Closing shall mean the Donor Site Closing, references to the Closing Date shall mean the date of the Donor Site Closing and references to the Closing Purchase Price Payment shall mean the Tranche I(b) Payment);

               (iii) Assignor has not exercised its option pursuant to Section 5.07(b);

               (iv) Assignor and Assignee shall have entered into a Lockbox Agreement pursuant to Section 5.10(a) and the Assignee shall have received the opinion of counsel referred to therein which shall be in form and substance reasonably satisfactory to Assignee; and

               (v) the payment of the Tranche I(b) Payment due at the Donor Site Closing shall have been tendered by Assignee to Assignor by wire transfer of immediately available funds to Assignor's Account identified to Assignee on or prior to the Donor Site Closing.

          Section 6.05 Funding Termination Event.

          If any Funding Termination Event shall have occurred and be continuing, Assignee may exercise any rights and remedies available to it, including, without limitation, those rights and remedies available hereunder, under any Transaction Document and/or at law or in equity.


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

                                   ARTICLE VII

                                   TERMINATION

          Section 7.01 Termination Date.

          This Agreement shall terminate on December 31, 2011; provided, however, that if any payments are required to be made by one of the parties hereunder after that date, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and solely for that purpose. In addition, this Agreement shall sooner terminate if Assignee or Assignor shall have exercised its right under Sections 5.07(a), (b) and (c), respectively, with the termination date in that event being the date on which Assignor completes the repurchase of the Assigned Interests and pays in full in cash the Repurchase Price or Assignor Option Repurchase Price, as the case may be, in accordance with the terms therein.

          Section 7.02 Effect of Termination.

          In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders other than the provisions of this Section 7.02 and Sections 8.05 and 8.06 hereof. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.01 Survival.

          (a) All representations and warranties made herein and in any other Transaction Document, any certificates or in any other writing delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Closing and shall continue to survive indefinitely. Notwithstanding anything in this Agreement or implied by law to the contrary, all the agreements contained in Section 5.04, 8.05 and 8.06 shall survive indefinitely following the execution and delivery of this Agreement and the Closing and the termination of this Agreement.

          (b) Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in this Agreement and the other Transaction Documents, and the parties may rely on the representations and warranties


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

in this Agreement and the other Transaction Documents irrespective of any information obtained by them by any investigation, examination or otherwise.

          Section 8.02 Specific Performance.

          Each of the parties hereto acknowledges that the other party will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement or any of the other Transaction Documents. In such event, each of the parties agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

          Section 8.03 Notices.

          All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including facsimile transmission) and delivered personally, by telegraph, telecopy, telex or facsimile, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:

               if to Assignee to:

               c/o Paul Capital Management, L.L.C.
               50 California Street
               Suite 3000
               San Francisco, California  94111
               Attention:  Chief Financial Officer
               Facsimile No.: (415) 283-4301

               with a copy to:

               Walter Flamenbaum, M.D.
               Paul Capital Partners
               140 East 45th Street, 44th Floor
               New York, New York 10017
               Facsimile No.: (646) 264-1101

               and

               Chadbourne & Parke LLP
               30 Rockefeller Plaza
               New York, New York 10112
               Attention:  Morton E. Grosz, Esq.
               Facsimile No.: (212) 541-5369


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

               If to Assignor to:

               Orcel LLC
               c/o Ortec International Inc.
               3960 Broadway
               New York, New York 10032
               Attention:  Ron Lipstein
               Facsimile No.: (212) 740-2570

               with a copy to:

               Feder, Kaszovitz, Isaacson,
                  Weber, Skala, Bass & Rhine LLP
               750 Lexington Avenue
               New York, New York 10022-1200
               Attention:  Gabriel Kaszovitz, Esq.
               Facsimile No.:  (212) 888-7776

               if to Ortec to:

               Ortec International Inc.
               3960 Broadway
               New York, New York 10032
               Attention:  Ron Lipstein
               Facsimile No.: (212) 740-2570

               with a copy to:

               Feder, Kaszovitz, Isaacson,
                  Weber, Skala, Bass & Rhine LLP
               750 Lexington Avenue
               New York, New York 10022-1200
               Attention:  Gabriel Kaszovitz, Esq.
               Facsimile No.: (212) 888-7776

if or to such other address or addresses as Assignee, Assignor or Ortec may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three
(3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case shall be deemed effective five (5) Business Days after dispatch, (b) when telegraphed, telecopied, telexed or facsimiled, be effective upon receipt by the transmitting party of confirmation of complete transmission, (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.

          Section 8.04 Schedules.

          Prior to each of Assignor and Ortec making any representation or warranty under this Agreement in connection with any Assigned Interests Closing, each of Assignor and Ortec shall update its disclosure schedules with respect to all such representations and warranties made by either Assignor or Ortec under this Agreement. In determining the accuracy of the representations and warranties of each of Assignor and Ortec in connection with any Assigned Interests Closing, the representations and warranties of each of Assignor and Ortec shall be evaluated taking into account the updated disclosure schedules; provided, however, that if the matters described in such updated schedule has had, or could be reasonably expected to have, a Material Adverse Effect, then Assignee shall have the option not to consummate such Assigned Interests Closing.

          Section 8.05 Successors and Assigns.

          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Ortec shall be entitled to assign any of its obligations and rights hereunder or any other Transaction Documents without the prior written consent of Assignee. Assignee may assign any of its rights hereunder provided that Assignee may not assign its rights under Sections 2.01, 2.03, 5.04, 5.05 and 6.04 without having obtained the prior written consent of either Assignor or Ortec; provided, however, that Assignee shall not require the written consent of either Assignor or Ortec to assign any of its obligations under Section 2.03 hereof to any affiliate of Assignee.

          Section 8.06 Indemnification.

          (a) Each of Assignor and Ortec hereby jointly and severally indemnifies and holds Assignee and its Affiliates and any of their respective partners, directors, managers, officers, employees and agents (each as "Assignee Indemnified Party") harmless from and against any and all Losses incurred or suffered by any Assignee Indemnified Party arising out of any breach of any representation, warranty or certification made by either Assignor or Ortec in any of the Transaction Documents or certificates given by Assignor in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by either Assignor or Ortec pursuant to this Agreement or any Transaction Document, including any failure by either Assignor or Ortec to satisfy any of the Excluded Liabilities and Obligations.

          (b) Assignee hereby indemnifies and holds Assignor, Ortec, their Affiliates and any of their partners, directors, managers, officers, employees and agents (each a "Assignor Indemnified Party") harmless from and against any and all Losses incurred or suffered by an

Assignor Indemnified Party arising out of any breach of any representation, warranty or certification made by Assignee in any of the Transaction Documents or certificates given by Assignee in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by Assignee pursuant to this Agreement or any Transaction Document.

          (c) If any claim, demand, action or proceeding (including any investigation by any Government Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that, the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this
Section 8.06 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this
Section 8.06 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

          Section 8.07 Expenses.

          Except as set forth in Section 5.11(dd) or in this Section 8.07, each party hereto will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement. Assignor and Ortec will promptly, but in no case later than sixty (60) days following receipt by Assignor or Ortec of an invoice therefor, reimburse Assignee for all reasonable out-of-pocket expenses, including all legal fees and related disbursements, incurred by Assignee in connection with any discussions, negotiations, documents, filings, actions and preparations relating to (i) any bankruptcy, insolvency and other proceedings relating to Assignor or Ortec, including, but not limited to, a Bankruptcy Event, (ii) a Funding Termination Event, (iii) any amendment to this Agreement or any other Transaction Document or any waiver of the provisions of this Agreement or any other Transaction Document requested by Assignor or Ortec and (iv) any enforcement or collection proceedings relating to this Agreement or any other Transaction Document.

          Section 8.08 Independent Nature of Relationship.

          (a) The relationship between Assignor and Assignee is solely that of seller and purchaser, and neither Assignee nor Assignor has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Assignor and Assignee as a partnership, an association, a joint venture or other kind of entity or legal form.

          (b) No officer or employee of Assignee will be located at the premises of Assignor, Ortec or any of their Affiliates, except in connection with an audit performed pursuant to Section 5.02. No officer or employee of Assignee shall engage in any commercial activity with Assignor, Ortec or any of their Affiliates other than as contemplated herein and in the other Transaction Documents.

          (c) Assignor, Ortec and/or any of its Affiliates shall not at any time obligate Assignee, or impose on Assignee any obligation, in any manner or respect to any Person not a party hereto.

          Section 8.09 Entire Agreement.

          This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements (including the Letter of Intent), understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          Section 8.10 Amendments; No Waivers.

          (a) This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

          (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          Section 8.11 Interpretation.

          When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.

          Section 8.12 Headings and Captions.

          The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

          Section 8.13 Counterparts; Effectiveness.

          This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

          Section 8.14 Severability.

          If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

          Section 8.15 Governing Law; Jurisdiction.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO AND ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

          (c) EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE COURTS REFERRED TO IN SUBSECTION (b) ABOVE OF THIS
SECTION 8.15 IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN THIS AGREEMENT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUIT, ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS ON THE OTHER PARTY IN ANY OTHER MANNER PERMITTED BY LAW.

          Section 8.16 Appointment of Authorized Agent.

          Assignor and Ortec hereby designate and appoint Steven Katz or Ron Lipstein, as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document. Assignor and Ortec hereby agree that service of process upon said agent at said address and written notice of said service of Assignor and Ortec, mailed or delivered to Assignor and Ortec, in the manner provided herein shall be deemed in every respect effective service of process upon the grantor in any such suit, action or proceeding. Each of Assignor and Ortec (a) shall give prompt written notice to Assignee of any changed address of its authorized agent hereunder, (b) may, with the prior written consent of Assignee, designate a substitute authorized agent with an office in New York, New York (which office shall be designated as the address for service of process), and (c) shall promptly designate such a substitute if its authorized agent ceases to have an office in New York, New York or is dissolved without leaving a successor.

          Section 8.17 Waiver of Jury Trial.

          EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

          Section 8.18 Amendments.

               Any reference herein to this Agreement or any other Transaction Document shall be deemed to mean such agreement, as the same may be amended, supplemented or otherwise modified from time to time.


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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

ASSIGNOR:                   ORCEL LLC


                            By:
                                ------------------------------------------------
                                Name:  Ronald Lipstein
                                Title: Manager


ORTEC:                      ORTEC INTERNATIONAL INC.


                            By:
                                ------------------------------------------------
                                Name:  Steven Katz, PhD
                                Title: Chairman of the Board of Directors


ASSIGNEE:                   PAUL CAPITAL ROYALTY ACQUISITION FUND, L.P.

                            By: Paul Capital Management, LLC,
                                its General Partner


                                By:
                                   ---------------------------------------------
                                   Name:  Walter Flamenbaum, M.D.
                                   Title: Managing Member

                    [SIGNATURE PAGE TO ASSIGNMENT AGREEMENT]

                                    Exhibit A

                               Projected Net Sales

[***]

                                    Exhibit B

              2000, 2001 and 2002 Financial Statements of Assignor

1. Ortec's annual report on Form 10-K for the year ended December 31, 2000, as filed with the U.S. Securities and Exchange Commission on March 28, 2001, is hereby incorporated herein by reference.

2. Ortec's annual report on Form 10-K for the year ended December 31, 2001, as filed with the U.S. Securities and Exchange Commission, is hereby incorporated herein by reference.

3. Ortec's quarterly report on Form 10-Q for the nine months ended September 30, 2002, as filed with the U.S. Securities and Exchange Commission, is hereby incorporated herein by reference.

                                    Exhibit C

                              Form of Bill of Sale

                                    Exhibit D

                           Form of Security Agreement

                                 Exhibit E(i)(A)

              Form of Legal Opinion of Special Counsel to Assignee

                                 Exhibit E(i)(B)

                  Form of Legal Opinion of Counsel to Assignor

                                  Exhibit E(ii)

               Form of Legal Opinion of Patent Counsel to Assignor

                                    Exhibit F

                            LLC Agreement of Assignor

                                    Exhibit G

                      Certificate of Formation of Assignor

                                    Exhibit H

                              Management Agreement

                                    Exhibit I

                        Form of Ortec Security Agreement

                                    Exhibit J

                         Form of Ortec Pledge Agreement

                                    Exhibit K

                          Form of Assignment Agreement

                                    Exhibit L

                     Form of Trademark Assignment Agreement

                                    Exhibit M

                       Form of Patent Assignment Agreement

                                    Exhibit N

                           Exclusive License Agreement